EXHIBIT 10.1
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                                                                  EXECUTION COPY
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                          AGREEMENT AND PLAN OF MERGER

                                      DATED

                                DECEMBER 13, 2005

                                  BY AND AMONG

                        ANTEON INTERNATIONAL CORPORATION,

                          GENERAL DYNAMICS CORPORATION

                                       AND

                         AVENGER ACQUISITION CORPORATION




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                                TABLE OF CONTENTS

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AGREEMENT AND PLAN OF MERGER......................................................1

ARTICLE I THE MERGER..............................................................1
     Section 1.1    The Merger....................................................1
     Section 1.2    The Closing...................................................1
     Section 1.3    Effective Time................................................2
     Section 1.4    Effects of the Merger.........................................2
     Section 1.5    Organizational Documents......................................2
     Section 1.6    Directors and Officers........................................2
     Section 1.7    Conversion of Shares..........................................2
     Section 1.8    Company Options and Equity-Based Awards.......................3
     Section 1.9    Employee Stock Purchase Plan..................................5
     Section 1.10   Adjustments...................................................5

ARTICLE II PAYMENT  5
     Section 2.1    Surrender of Certificates.....................................5
     Section 2.2    Paying Agent; Certificate Surrender Procedures................6
     Section 2.3    Transfer Books................................................7
     Section 2.4    Termination of Payment Fund...................................7
     Section 2.5    Appraisal Rights..............................................7
     Section 2.6    Lost Certificates.............................................8
     Section 2.7    No Rights as Stockholder......................................8
     Section 2.8    Withholding...................................................8
     Section 2.9    Escheat.......................................................8

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................9
     Section 3.1    Corporate Existence and Power.................................9
     Section 3.2    Capitalization...............................................10
     Section 3.3    Authorization of Transaction.................................11
     Section 3.4    Vote Required................................................12
     Section 3.5    Noncontravention; Approvals..................................12
     Section 3.6    Company Filings; Information in the Proxy Statement..........13
     Section 3.7    No Undisclosed Liabilities...................................14
     Section 3.8    Absence of Company Material Adverse Effect...................14
     Section 3.9    Litigation and Legal Compliance..............................15
     Section 3.10   Contract Matters.............................................16
     Section 3.11   Tax Matters..................................................19
     Section 3.12   Employee Benefit Matters.....................................21
     Section 3.13   Environmental Matters........................................23
     Section 3.14   Real Estate..................................................24
     Section 3.15   Intellectual Property Matters................................25
     Section 3.16   Labor Matters................................................25
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     Section 3.17   Amendment to the Rights Agreement............................26
     Section 3.18   Takeover Laws................................................26
     Section 3.19   Insurance....................................................26
     Section 3.20   Brokers' Fees................................................26
     Section 3.21   Opinion of Financial Advisor.................................26
     Section 3.22   No Other Representations or Warranties.......................27

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUBSIDIARY....27
     Section 4.1    Corporate Existence and Power................................27
     Section 4.2    Authorization of Transaction; Non-Contravention; Approvals...27
     Section 4.3    Financial Capability.........................................28
     Section 4.4    Information in the Proxy Statement...........................28
     Section 4.5    Litigation...................................................29
     Section 4.6    Brokers' and Finders' Fees...................................29
     Section 4.7    No Additional Representations................................29

ARTICLE V COVENANTS 29
     Section 5.1    General......................................................29
     Section 5.2    Further Assurances...........................................29
     Section 5.3    Interim Conduct of the Company...............................30
     Section 5.4    Control of Operations........................................33
     Section 5.5    Proxy Statement; Company Stockholders Meeting................33
     Section 5.6    Intentionally Omitted........................................34
     Section 5.7    Acquisition Proposals........................................34
     Section 5.8    Indemnification..............................................37
     Section 5.9    Public Announcements.........................................38
     Section 5.10   Full Access..................................................39
     Section 5.11   Actions Regarding Antitakeover Statutes......................39
     Section 5.12   Continued Benefits Plans.....................................39
     Section 5.13   Standstill Provisions........................................41
     Section 5.14   Notification of Certain Matters; Supplemental Disclosure.....41

ARTICLE VI CONDITIONS TO THE CONSUMMATION OF THE MERGER..........................41
     Section 6.1    Conditions to the Obligations of Each Party..................41
     Section 6.2    Conditions to the Obligation of the Company..................42
     Section 6.3    Conditions to the Obligation of the Parent and the
                    Merger Subsidiary............................................42
     Section 6.4    Frustration of Closing Conditions............................43

ARTICLE VII TERMINATION..........................................................43
     Section 7.1    Termination..................................................43
     Section 7.2    Effect of Termination........................................46
     Section 7.3    Fees and Expenses............................................46
     Section 7.4    Other Termination Fee and Expense Reimbursement Matters......47
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ARTICLE VIII MISCELLANEOUS....................................................48
     Section 8.1    Nonsurvival of Representations............................48
     Section 8.2    Specific Performance......................................48
     Section 8.3    Successors and Assigns....................................48
     Section 8.4    Amendment.................................................48
     Section 8.5    Severability..............................................48
     Section 8.6    Extension of Time; Waiver.................................49
     Section 8.7    Counterparts..............................................49
     Section 8.8    Descriptive Headings......................................49
     Section 8.9    Notices...................................................49
     Section 8.10   No Third-Party Beneficiaries..............................50
     Section 8.11   Entire Agreement..........................................50
     Section 8.12   Construction..............................................51
     Section 8.13   Consent to Jurisdiction...................................51
     Section 8.14   Governing Law.............................................52
     Section 8.15   Company Disclosure Letter.................................52


                                    EXHIBITS

EXHIBIT A - Surviving Corporation Certificate of Incorporation

EXHIBIT B - Surviving Corporation Bylaws

EXHIBIT C - Form of Amendment to Rights Agreement

                             TABLE OF DEFINED TERMS

Acquisition Proposal.............................................Section 5.7(g)
Affiliate.......................................................Section 3.10(g)
Agreement..............................................................Preamble
Agreement Date.........................................................Preamble
Anti-Bribery Laws................................................Section 3.9(d)
Antitrust Laws......................................................Section 3.5
Bear Stearns.......................................................Section 3.20
Bear Stearns Engagement Letter.....................................Section 3.20
Certificate.........................................................Section 2.1
Certificate of Merger...............................................Section 1.3
Closing.............................................................Section 1.2
Closing Date........................................................Section 1.2
Code................................................................Section 2.8
Company................................................................Preamble
Company Common Stock...................................................Recitals
Company Disclosure Letter...........................................ARTICLE III
Company Expense Reimbursement....................................Section 7.3(b)
Company Material Adverse Effect..................................Section 3.1(b)
Company Material Agreements.....................................Section 3.10(a)

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Company Options..................................................Section 1.8(a)
Company Plans...................................................Section 3.12(a)
Company Preferred Stock..........................................Section 3.2(a)
Company Recommendation...........................................Section 5.5(a)
Company Representatives..........................................Section 5.7(a)
Company SEC Documents............................................Section 3.6(a)
Company Stock-Based Award........................................Section 1.8(e)
Company Stock Plans..............................................Section 1.8(a)
Company Stockholders...............................................Section 3.21
Company Stockholders Approval.......................................Section 3.4
Company Stockholders Meeting.....................................Section 5.5(a)
Company Termination Fee..........................................Section 7.3(b)
Confidentiality Agreement........................................Section 5.7(b)
Constituent Corporations............................................Section 1.1
Continuing Employee.............................................Section 5.12(a)
Delaware Act........................................................Section 1.1
Dissenting Share Limit...........................................Section 6.3(f)
Dissenting Shares................................................Section 2.5(a)
Effective Time......................................................Section 1.3
Employee Pension Benefit Plan...................................Section 3.12(a)
Employee Welfare Benefit Plan...................................Section 3.12(a)
Environmental Laws..............................................Section 3.13(b)
ERISA...........................................................Section 3.12(a)
Exchange Act.....................................................Section 1.8(a)
Expense Reimbursements...........................................Section 7.4(b)
Export Control Laws..............................................Section 3.9(c)
Filed SEC Documents.................................................ARTICLE III
Financial Statements.............................................Section 3.6(b)
GAAP.............................................................Section 3.6(b)
GDNS............................................................Section 5.12(a)
Government Contract.............................................Section 3.10(c)
Governmental Authority..............................................Section 3.5
Hazardous Substance.............................................Section 3.13(c)
HSR Act.............................................................Section 3.5
Inactive Subsidiaries............................................Section 3.1(a)
Indemnified Parties..............................................Section 5.8(a)
Intellectual Property...........................................Section 3.15(d)
Laws.............................................................Section 3.9(b)
Leased Real Property............................................Section 3.14(b)
Leases..........................................................Section 3.14(b)
Liens............................................................Section 3.2(e)
Material Adverse Effect..........................................Section 3.1(b)
Merger..............................................................Section 1.1
Merger Consideration.............................................Section 1.7(a)
Merger Subsidiary......................................................Preamble
Option Consideration.............................................Section 1.8(b)

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Outside Date..................................................Section 7.1(b)(i)
Owned Real Property.............................................Section 3.14(a)
Parent.................................................................Preamble
Parent Material Adverse Effect......................................Section 4.1
Parent Expense Reimbursement.....................................Section 7.3(e)
Parent Termination Fee...........................................Section 7.3(e)
Paying Agent.....................................................Section 2.2(a)
Payment Fund.....................................................Section 2.2(b)
Person...........................................................Section 3.1(b)
Proxy Statement..................................................Section 5.5(a)
Rights...........................................................Section 3.2(a)
Rights Agreement.................................................Section 3.2(a)
SEC.................................................................ARTICLE III
Securities Act...................................................Section 3.6(a)
Share............................................................Section 1.7(a)
SOXA.............................................................Section 3.6(a)
Specified Stockholders...........................................Section 6.3(f)
Stock-Based Payment..............................................Section 1.8(e)
Stock Purchase Plan.................................................Section 1.9
Subsidiary.......................................................Section 1.7(b)
Superior Proposal................................................Section 5.7(h)
Surviving Corporation...............................................Section 1.1
Tax.............................................................Section 3.11(c)
Tax Returns.....................................................Section 3.11(a)
Taxes...........................................................Section 3.11(c)
Termination Fees.................................................Section 7.4(b)


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                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated December 13, 2005 (the "AGREEMENT DATE"), by and among ANTEON INTERNATIONAL CORPORATION, a Delaware corporation (the "COMPANY"), GENERAL DYNAMICS CORPORATION, a Delaware corporation (the "Parent"), and AVENGER ACQUISITION CORPORATION, a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (the "MERGER SUBSIDIARY").

                                   BACKGROUND

         WHEREAS, the Board of Directors of each of the Parent, the Merger Subsidiary and the Company deem it advisable and in the best interests of their respective companies and stockholders to consummate the merger of the Merger Subsidiary with and into the Company, upon the terms and subject to the conditions set forth herein, and have unanimously adopted resolutions adopting, approving and declaring the advisability of this Agreement, the Merger and the other transactions contemplated herein.

         WHEREAS, pursuant to the Merger, shares of the Company's common stock, par value $0.01 per share (the "COMPANY COMMON STOCK"), shall be, except as otherwise provided herein, converted into the right to receive the Merger Consideration (as defined below) in the manner set forth herein, and the Company shall become an indirect wholly-owned subsidiary of the Parent.

         NOW, THEREFORE, in consideration of the mutual agreements contained in this Agreement, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

         SECTION 1.1 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time the Merger Subsidiary shall be merged with and into the Company (the "MERGER") in accordance with the provisions of the General Corporation Law of the State of Delaware (the "DELAWARE ACT"). Following the Merger, the Company shall continue as the surviving corporation (the "SURVIVING CORPORATION") and the separate corporate existence of the Merger Subsidiary shall cease. As a result of the Merger, the Surviving Corporation shall become an indirect, wholly-owned subsidiary of the Parent. The Company and the Merger Subsidiary are sometimes referred to collectively as the "CONSTITUENT CORPORATIONS."

         SECTION 1.2 THE CLOSING. Unless this Agreement has been terminated pursuant to SECTION 7.1, the closing of the Merger (the "CLOSING") shall take place at 10:00 a.m., local time, on a date no later than the second business day following satisfaction or waiver of the conditions set forth in
ARTICLE VI (the "CLOSING DATE"), at the Washington, D.C. offices of Paul, Weiss, Rifkind, Wharton & Garrison, LLP, unless another date, time or place is agreed to in writing by the parties.


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         SECTION 1.3       EFFECTIVE TIME. Upon the terms and subject to the
satisfaction or waiver of the conditions of this Agreement, at the Closing (or at such other time as the parties may agree) the Company shall execute and file with the Delaware Secretary of State an appropriate certificate of merger (the "CERTIFICATE OF MERGER") in accordance with Section 251 of the Delaware Act and make all other filings or recordings required by the Delaware Act in connection with the Merger. The Merger shall be consummated upon the filing of the Certificate of Merger with the Delaware Secretary of State or such later time as is agreed upon by the parties and specified in such Certificate of Merger. The time the Merger becomes effective in accordance with the Delaware Act is referred to in this Agreement as the "EFFECTIVE TIME."

         SECTION 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in this Agreement and the relevant provisions of the Delaware Act. Without limiting the generality of the foregoing, as of the Effective Time, the Surviving Corporation shall succeed to all the properties, rights, privileges, powers, franchises and assets of the Constituent Corporations, and all debts, liabilities and duties of the Constituent Corporations shall become debts, liabilities and duties of the Surviving Corporation.

         SECTION 1.5 ORGANIZATIONAL DOCUMENTS. At the Effective Time, and without any further action on the part of the Constituent Corporations, the certificate of incorporation and bylaws of the Company shall be amended in their entirety to read as set forth on EXHIBITS A and B respectively, and thereby shall become the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended in accordance with their respective terms and the Delaware Act.

         SECTION 1.6 DIRECTORS AND OFFICERS. The directors and the officers of the Merger Subsidiary at the Effective Time shall be the initial directors and officers of the Surviving Corporation and shall hold office from the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

         SECTION 1.7 CONVERSION OF SHARES. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Parent or the Merger Subsidiary or their respective stockholders:

         (a) each share of Company Common Stock together with the associated Rights, if any, (each share of Company Common Stock together with the associated Rights, if any, is hereinafter referred to as a "SHARE" and collectively, the "SHARES"), other than shares to be canceled in accordance with subsection (b) below and any Dissenting Shares, issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive $55.50 in cash, without interest, (the "MERGER CONSIDERATION") payable to the holder thereof upon surrender of the Certificate formerly representing such Share in the manner provided in SECTION 2.2. All such Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate shall cease to have any rights with respect

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to such Shares, except the right to receive the Merger Consideration, without interest, upon the surrender of such Certificate in accordance with SECTION 2.2;

         (b) each Share owned immediately prior to the Effective Time by the Company, the Parent, the Merger Subsidiary or any of their respective Subsidiaries, including any such Shares held as treasury stock of the Company, shall be canceled and extinguished and no consideration shall be delivered in exchange therefor. For purposes of this section, Company Common Stock owned beneficially or held of record by any plan, program or arrangement sponsored or maintained for the benefit of any current or former employee of the Company, the Parent, the Merger Subsidiary or any of their respective Subsidiaries, shall not be deemed to be held by the Company, the Parent, the Merger Subsidiary or any such Subsidiary, regardless of whether the Company, the Parent, the Merger Subsidiary or any such Subsidiary has the power, directly or indirectly, to vote or control the disposition of such shares. For purposes of this Agreement, the term "SUBSIDIARY" means, with respect to any Person, any other Person fifty percent (50%) or more of the outstanding voting ownership securities of which (or if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) are owned, directly or indirectly, by such first Person; and

         (c) each share of common stock, par value $1.00 per share, of the Merger Subsidiary issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into one share of common stock, par value $1.00 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

         (d) The holders of Dissenting Shares, if any, shall be entitled to such rights as provided for in SECTION 2.5.

         SECTION 1.8       COMPANY OPTIONS AND EQUITY-BASED AWARDS.

         (a) As soon as reasonably practicable following the Agreement Date, the Company shall take such action as shall be required: (i) to cause the vesting of any outstanding but unvested options to purchase shares of Company Common Stock (the "COMPANY OPTIONS") granted pursuant to the Amended and Restated Anteon International Corporation Omnibus Stock Plan (or any other stock option plan, program, agreement or arrangement of the Company and its Subsidiaries (collectively, the "COMPANY STOCK PLANS")) to be accelerated in full, effective immediately prior to the Effective Time; (ii) to effectuate the cancellation, as of the Effective Time, of all Company Options outstanding immediately prior to the Effective Time (without regard to the exercise price of such Company Options); (iii) to cause, pursuant to the Company Stock Plans, each outstanding Company Option to represent as of the Effective Time solely the right to receive, in accordance with this SECTION 1.8, a lump sum cash payment in the amount of the Option Consideration (as defined below), if any, with respect to such Company Option and to no longer represent the right to purchase Company Common Stock or any other equity security of the Company, the Parent, the Surviving Corporation or any other Person; and (iv) to cause the transactions contemplated by this section to be

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exempt from the provisions of Section 16(b) of the Securities Exchange Act of
1934, as amended (together with the rules and regulations promulgated thereunder, the "EXCHANGE ACT").

         (b) Each holder of a Company Option shall receive from the Surviving Corporation, in respect and in consideration of each Company Option so cancelled, as soon as practicable following the Effective Time (but in any event not later than five business days after the Effective Time), an amount equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the exercise price per share of Company Common Stock subject to such Company Option, MULTIPLIED BY (ii) the total number of shares of Company Common Stock issuable upon exercise of such Company Option (whether or not then vested or exercisable), without any interest thereon (the "OPTION CONSIDERATION").

         (c) As soon as practicable following the execution of this Agreement, the Company shall mail to each person who is a holder of Company Options a letter describing the treatment of and payment for such Company Options pursuant to this SECTION 1.8 and providing instructions for use in obtaining payment for such Company Options. Parent shall at all times from and after the Effective Time maintain sufficient liquid funds to satisfy its obligations to holders of Company Options pursuant to this SECTION 1.8.

         (d) As of the Effective Time, the Company Stock Plans shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company shall be canceled. At and after the Effective Time, no Person shall have any right under the Company Options, the Company Stock Plans or any other plan, program or arrangement with respect to equity securities of the Surviving Corporation or any Subsidiary thereof, except the right to receive the amount payable under this SECTION 1.8.

         (e) Each right of any kind other than Company Options, whether vested or unvested, contingent or accrued, to acquire or receive Company Common Stock or to receive benefits measured by the value of a number of shares of Company Common Stock, that may be held, awarded, outstanding, credited, payable or reserved for issuance under the Company Stock Plans (including restricted stock and performance shares or awards) (each, a "COMPANY STOCK-BASED AWARD") outstanding immediately prior to the Effective Time, whether vested or unvested, shall fully vest (at the maximum level of possible payout, if applicable) by virtue of the Merger and without any action on the part of the holder thereof, and the holder thereof shall receive from the Surviving Corporation (and the Parent shall cause the Surviving Corporation to pay) within five (5) business days after the Effective Time a cash payment with respect thereto equal to the product of (x) the Merger Consideration and (y) the number of shares of Company Common Stock subject to such Company Stock-Based Award (the "STOCK-BASED PAYMENT").

         (f) No additional Company Options, Company Stock-Based Awards or other equity-based awards or other rights to acquire Company Common Stock shall be granted pursuant to the Company Stock Plans or otherwise after the Agreement Date.

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(g) The Board of Directors of the Company shall adopt such resolutions or take such other actions as may be required or appropriate such that, upon the Effective Time, each Company Option and Company Stock Plan is treated in accordance with this SECTION 1.8.

         SECTION 1.9 EMPLOYEE STOCK PURCHASE PLAN. The Board of Directors of the Company shall adopt such resolutions or take such other actions with respect to the Anteon International Corporation Employee Stock Purchase Plan, dated as of April 11, 2004 (the "STOCK PURCHASE PLAN"), as may be required or appropriate to provide that (i) no "Offering Period" (as defined in the Stock Purchase Plan) shall commence following the Agreement Date and (ii) the Stock Purchase Plan (and, subject to subparagraph (i), any Offering Period thereunder) shall terminate, effective as of the Effective Time, and each outstanding option, if any, for the Offering Period that terminates at the Effective Time shall be canceled and each participant in the Stock Purchase Plan for that Offering Period shall be entitled to receive, within five (5) business days following the Effective Time, in lieu of any other amounts otherwise payable to such participant under the Stock Purchase Plan with respect to such participant's options, an amount in cash equal to the sum of (a) (x) the Merger Consideration multiplied by (y) the number of whole shares of Company Common Stock that would have been issuable upon exercise of such options had they been exercised at the Effective Time and the participant purchased the maximum number of shares subject thereto at the applicable "Purchase Price" (as defined in the Stock Purchase Plan) and using the full amount of his or her "contributions" (as defined in the Stock Purchase Plan) to the Stock Purchase Plan for that Offering Period sufficient to purchase whole shares and (b) the amount of any such "contributions" that would not have been sufficient to purchase a whole share.

         SECTION 1.10 ADJUSTMENTS. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Common Stock occurring after the Agreement Date and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series affected thereby, shall be adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.

                                   ARTICLE II
                                     PAYMENT

         SECTION 2.1 SURRENDER OF CERTIFICATES. From and after the Effective Time, each holder of a certificate that immediately prior to the Effective Time represented an outstanding Share (a "CERTIFICATE") shall be entitled to receive in exchange therefor, upon surrender thereof to the Paying Agent, the Merger Consideration into which the Shares formerly evidenced by such Certificate were converted into the right to receive pursuant to the Merger. No interest shall be payable on the Merger Consideration

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to be paid to any holder of a Certificate irrespective of the time at which such
Certificate is surrendered for exchange.

         SECTION 2.2       PAYING AGENT; CERTIFICATE SURRENDER PROCEDURES.

         (a) Prior to the Effective Time, the Parent shall designate (with the approval of the Company, not to be unreasonably withheld), or shall cause to be designated, a bank or trust company based in the United States, to act as agent for the payment of the Merger Consideration upon surrender of Certificates (the "PAYING AGENT").

         (b) Immediately prior to the Effective Time, the Parent shall deposit, or cause to be deposited, with the Paying Agent, an amount in cash sufficient to provide all funds necessary for the Paying Agent to make prompt payment of the aggregate Merger Consideration payable pursuant to SECTION 1.7 (the "PAYMENT FUND"). For purposes of determining the amount of Merger Consideration to be so deposited, the Parent and the Merger Subsidiary shall assume that no holder of Company Common Stock shall perfect any right to appraisal of his, her or its Company Common Stock. Pending payment of such funds to the holders of Certificates, the Payment Fund shall be held and may be invested by the Paying Agent pursuant to the terms of the agreement entered into between the Parent and the Paying Agent (which such agreement shall be reasonably acceptable to the Company). The Parent shall replenish the Payment Fund to the extent of any investment losses any monies lost through any investment made pursuant to this subsection (b).

         (c) As soon as reasonably practicable, and in any event not later than three (3) business days, after the Effective Time, the Parent shall instruct the Paying Agent to mail to each record holder of a Certificate (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in customary form) and (ii) instructions for use in effecting the surrender of Certificates for the Merger Consideration. Upon the surrender to the Paying Agent of a Certificate together with a duly executed and completed letter of transmittal and all other documents and other materials required by the Paying Agent to be delivered in connection therewith, the holder shall be entitled to receive promptly in exchange therefor the Merger Consideration into which the Shares formerly represented by such Certificates so surrendered have been converted into the right to receive in accordance with the provisions of this Agreement and the Certificates so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. Until so surrendered, each outstanding Certificate shall be deemed from and after the Effective Time, for all

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corporate purposes, to evidence the right to receive the Merger Consideration without interest thereon, into which the Shares represented by such Certificate have been converted into the right to receive in accordance with the provisions of this Agreement.

         SECTION 2.3 TRANSFER BOOKS. The stock transfer books of the Company shall be closed at the Effective Time, and no transfer of any shares of Company Common Stock shall thereafter be recorded on any of the stock transfer books. In the event of a transfer of ownership of any shares of Company Common Stock prior to the Effective Time that is not registered in the stock transfer records of the Company at the Effective Time, the Merger Consideration into which such Company Common Stock has been converted into the right to receive in the Merger shall be paid to the transferee in accordance with the provisions of
SECTION 2.2 only if the Certificate is surrendered as provided in SECTION 2.2 and accompanied by all documents required to evidence and effect such transfer (including evidence of payment of any applicable stock transfer taxes).

         SECTION 2.4 TERMINATION OF PAYMENT FUND. Any portion of the Payment Fund (including any interest received with respect thereto) that remains undistributed one hundred eighty (180) days after the Effective Time shall be delivered to the Parent upon demand, and each holder of Company Common Stock as of the Effective Time who has not previously surrendered Certificates in accordance with the provisions of this ARTICLE II shall thereafter look only to the Parent (subject to abandoned property, escheat or similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or affidavits of loss in lieu thereof, without any interest thereon.

         SECTION 2.5       APPRAISAL RIGHTS.

         (a) Notwithstanding anything in this Agreement to the contrary, Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied with all of the relevant provisions of Section 262 of the Delaware Act regarding appraisal for such shares ("DISSENTING SHARES") shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal. A holder of Dissenting Shares shall be entitled to receive payment of the appraised value of such shares held by him, her or it in accordance with Section 262 of the Delaware Act, unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal, in which case such Company Common Stock shall be deemed to have converted into and represent, as of the Effective Time, only the right to receive the Merger Consideration without interest thereon, upon surrender of the Certificate or Certificates or affidavits of loss in lieu thereof.

         (b) The Company shall give the Parent prompt written notice of any and all demands for appraisal rights, withdrawal of such demands and any other communications delivered to the Company pursuant to Section 262 of the Delaware Act, and the Company shall give the Parent the opportunity, to the extent permitted by applicable Law, to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of the Parent, the Company shall not voluntarily make any payment with respect to any demand for appraisal rights and shall not settle or offer to settle any such demand.

         SECTION 2.6 LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance reasonably acceptable to the Parent) of that fact by the Person making such a claim, and, if required by the Parent, the posting by such Person of a bond in such reasonable amount as the Parent may direct as indemnity against any claim that may be made against or with respect to such Certificate, the Paying Agent shall pay the Merger Consideration in respect of each Share represented by such lost, stolen or destroyed Certificate.

         SECTION 2.7 NO RIGHTS AS STOCKHOLDER. From and after the Effective Time, the holders of Certificates shall cease to have any rights as a stockholder of the Surviving Corporation except as otherwise expressly provided in this Agreement or by applicable Laws, and the Parent shall be entitled to treat each Certificate that has not yet been surrendered for exchange solely as evidence of the right to receive the Merger Consideration into which the Company Common Stock evidenced by such Certificate has been converted pursuant to the Merger.

         SECTION 2.8 WITHHOLDING. Each of the Parent, the Merger Subsidiary, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger Consideration, Option Consideration and/or Stock-Based Payment otherwise payable to any former holder of Company Common Stock, Company Options and Company Stock-Based Awards, or pursuant to SECTIONS
1.8 and 1.9, all amounts required to be deducted or withheld therefrom by the Internal Revenue Code of 1986, as amended (the "CODE") or other applicable state, local or foreign tax Law. To the extent that amounts are so deducted and withheld and paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder thereof in respect of which such deduction and withholding was made by the Parent or the Surviving Corporation. All payments to any Governmental Authority required to be made in connection with the withholding Taxes as described in this SECTION 2.8 shall be paid to the relevant Governmental Authority through the withholding tax payment systems of the Surviving Corporation.

         SECTION 2.9 ESCHEAT. Neither the Parent, the Merger Subsidiary nor the Company shall be liable to any former holder of Company Common Stock for any portion of the Merger Consideration delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law. In the event any Certificate has not been surrendered for the Merger Consideration prior to the sixth anniversary of the Closing Date, or prior to such earlier date as of which such Certificate or the Merger Consideration payable upon the surrender thereof would otherwise escheat to or become the property of any Governmental Authority, then the Merger Consideration otherwise payable upon the surrender of such Certificate will, to the extent permitted by applicable Laws, become the property of the Surviving Corporation, free and clear of all rights, interests and adverse claims of any person.

                                   ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except (i) with respect to SECTIONS 3.7 through 3.16 and SECTION 3.19, as disclosed in the reports, schedules, forms, statements and other documents (including exhibits) filed by the Company with, or furnished by the Company to, the United States Securities and Exchange Commission (the "SEC") pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and publicly available during the period beginning on January 1, 2004 and ending as of end of the business day prior to the Agreement Date (collectively, the "FILED SEC DOCUMENTS") or (ii) as disclosed in the letter dated the Agreement Date from the Company to Parent (the "COMPANY DISCLOSURE LETTER"), the Company represents and warrants to the Parent and the Merger Subsidiary that:

         SECTION 3.1       CORPORATE EXISTENCE AND POWER.

         (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently being conducted, except when the failure to be in good standing or have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to conduct business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except where the failure to be so qualified or licensed and in good standing, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to the Parent or its counsel, true, correct and complete copies of the charter and bylaws of each of the Company and its Subsidiaries (other than Subsidiaries of the Company identified as being inactive in Section 3.1(a) of the Company Disclosure Letter (the "INACTIVE SUBSIDIARIES")), in each case as amended and in effect on the Agreement Date. Neither the Company nor any of its Subsidiaries (other than the Inactive Subsidiaries) is in material violation of any of the provisions of its charter or bylaws or equivalent organizational documents. Since January 1, 2005, none of the Inactive Subsidiaries has engaged in any material business activities.

         (b) For purposes of this Agreement, "COMPANY MATERIAL ADVERSE EFFECT" means a Material Adverse Effect with respect to the Company and "MATERIAL ADVERSE EFFECT" means any event, circumstance, condition, change, development or effect that, individually or in the aggregate with all other events, circumstances, conditions, changes, developments or effects, would have a material adverse effect on the business, financial condition, assets, liabilities, operations or results of operations of a Person and its Subsidiaries taken as a whole, or the ability of a Person to consummate the Merger and to perform its obligations under this Agreement; PROVIDED THAT, none of the following will be taken into account in determining whether there has been a Material Adverse Effect: (i) conditions affecting any of the industries in which such entity operates generally, (ii) conditions generally affecting the economy or capital markets,

(iii) changes in the Person's stock price or trading volume (it being understood that the facts or occurrences giving rise to or contributing to such change in stock price or trading volume may be taken into account in determining whether there has been a Material Adverse Effect), or (iv) the announcement, pendency or consummation of the Merger. For purposes of this Agreement, "PERSON" means an individual, a corporation, a limited liability company, a partnership, a joint venture, an association, a trust, an unincorporated organization or any other entity or organization, including any Governmental Authority.

         SECTION 3.2       CAPITALIZATION.

         (a) The authorized capital stock of the Company consists of One Hundred Seventy Five Million (175,000,000) shares of Company Common Stock, and Fifteen Million (15,000,0000) shares of preferred stock, par value $0.01 per share (the "COMPANY PREFERRED STOCK"), of which One Hundred Thousand (100,000) shares of which Company Preferred Stock have been designated as Series A Preferred Stock and have been reserved for issuance in connection with the rights (the "RIGHTS") issued pursuant to the Rights Agreement dated as of March 15, 2002 (the "RIGHTS AGREEMENT") between the Company and American Stock Transfer and Trust Company as the rights agent. As of the close of business on December 9, 2005, 37,224,574 shares of Company Common Stock were issued and outstanding, no shares were held by the Company as treasury shares and 1,962,783 shares were reserved for issuance pursuant to the Company Stock Plans, and no shares of Company Preferred Stock have been issued or are outstanding or held by the Company as treasury shares. All of the issued and outstanding shares of the capital stock of the Company are, and all shares which may be issued pursuant to the exercise of the Company Options or pursuant to the Stock Purchase Plan shall be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Act, the Company's certificate of incorporation or bylaws or any contract or commitment to which the Company is a party or otherwise bound and
(ii) issued in material compliance with all applicable Laws, including federal and state securities Laws and all requirements set forth in applicable contracts governing the issuance of such Company Options. The Company has granted no Company Options outside of the Company Stock Plans.

         (b) There are no outstanding or authorized options, calls, warrants, subscription rights, convertible securities, conversion rights, exchange rights or other contracts, agreements or commitments that could require the Company or any of its Subsidiaries to issue, transfer, sell or otherwise cause to become outstanding any of its capital stock or other securities. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to the Company or any of its Subsidiaries or other equity interest in the Company or any of its Subsidiaries, or securities convertible into or exchangeable for such shares or equity interests. As of the Agreement Date, the Company Disclosure Letter sets forth a list of all outstanding Company Options and any other awards, as well as the respective exercise prices, dates of grant and vesting schedules thereof. Except as set forth in ARTICLE I, the Company is not party to or bound by any obligation to accelerate the vesting of any Company Options.

         (c) Neither the Company nor any of its Subsidiaries is a party to, bound by, or has knowledge of, any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company or any of its Subsidiaries.

         (d) The Board of Directors of the Company has not declared any dividend or distribution with respect to the Company Common Stock the record or payment date for which is on or after the Agreement Date.

         (e) Other than with respect to the Subsidiaries listed on Section 3.2(e) of the Company Disclosure Letter, the Company does not directly or indirectly own any securities or beneficial ownership interests in any other Person (including through joint ventures or partnership arrangements) or have any investment in any other Person. All of the outstanding shares of capital stock of the Company's Subsidiaries that are owned by the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Delaware Act, such Subsidiary's certificate of incorporation or bylaws (or the equivalent thereof) or any contract or commitment to which such Subsidiary is a party or otherwise bound, and (ii) issued in material compliance with all applicable Laws, including federal and state securities laws, and are owned by the Company or one of its Subsidiaries, free and clear of any and all liens, encumbrances, security interests, charges, pledges or other claims ("LIENS").

         (f) As of the Agreement Date, (i) no bonds, debentures, notes or other indebtedness of the Company having the right to vote are issued or outstanding, and (ii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries.

         (g) The Company Common Stock is traded on the New York Stock Exchange. No other securities of the Company or any of its Subsidiaries are listed or quoted for trading on any United States domestic or foreign securities exchange.

         SECTION 3.3       AUTHORIZATION OF TRANSACTION.

         (a) The Company has full corporate power and authority and has taken all requisite corporate action to enable it to execute and deliver this Agreement, and, subject to obtaining the Company Stockholders Approval, to enter into this Agreement and to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the Parent and the Merger Subsidiary, constitutes a valid and legally binding agreement of the Company enforceable against the Company in accordance with its terms, except that

(i) such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws of general applicability relating to or affecting enforcement of creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         (b) In connection with its adoption of the resolutions of the Board of Directors of the Company described in the Preamble to this Agreement, the Board of Directors of the Company received the opinion of Bear Stearns referenced in SECTION 3.21.

         SECTION 3.4 VOTE REQUIRED. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the "COMPANY STOCKHOLDERS APPROVAL") is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt this Agreement and approve the Merger and the consummation of the transactions contemplated hereby.

         SECTION 3.5 NONCONTRAVENTION; APPROVALS. Except for (a) filings and approvals necessary to comply with the applicable requirements of the Exchange Act, (b) filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), and any other applicable competition, merger control, antitrust or similar laws or regulations (collectively with the HSR Act, the "ANTITRUST LAWS"), (c) the Company Stockholders Approval and the filing of the Certificate of Merger pursuant to the Delaware Act, and any similar certificates or filings to be made pursuant to the corporation laws of other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, and (d) any filings required under the rules and regulations of the New York Stock Exchange, neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, shall (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Company or the equivalent organizational documents of any of its Subsidiaries, (ii) result in a violation or breach of, be in conflict with, or constitute or create (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any Company Material Agreement, (iii) violate any Laws applicable to the Company, any of its Subsidiaries or any of their properties or assets, (iv) require any filing or registration with, notification to, or authorization, consent or approval of, any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government with appropriate jurisdiction over the Company, any of its Subsidiaries or their respective properties or assets, whether federal, state or local, domestic or foreign (each a "GOVERNMENTAL AUTHORITY") or (v) result in the creation or imposition of any Lien on any of the property or assets of the Company or any of its Subsidiaries; except in the case of clauses (ii), (iii), (iv), and (v) for such violations, breaches, defaults or Liens that, or filings, registrations, notifications, authorizations, consents or approvals the failure of which to obtain, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.6       COMPANY FILINGS; INFORMATION IN THE PROXY STATEMENT.

         (a) The Company has filed on a timely basis all proxy statements, reports, schedules, forms, statements and other documents (including exhibits thereto), and all amendments thereto, required to be filed by it with the SEC since January 1, 2004 (collectively, together with the information incorporated by reference therein, the "COMPANY SEC DOCUMENTS"). Each of the Company SEC Documents, as of its filing date (or if amended or superceded by a filing prior to the Agreement Date, then as of the date of such filing) complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "SECURITIES ACT"), the Exchange Act or the Sarbanes Oxley Act of 2002 ("SOXA") (as the case may be) and the applicable rules and regulations of the SEC thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any statements, reports, schedules, forms or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Documents (the "FINANCIAL STATEMENTS"), (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with accounting principles generally accepted in the United States ("GAAP") applied on a consistent basis throughout the periods involved (except in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements as may be permitted by the SEC on Form 10-Q, 8-K or any successor form under the Exchange
Act), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the Company's and its Subsidiaries' operations and cash flows for the periods indicated, subject, in the case of the unaudited interim financial statements, to normal and recurring year-end audit adjustments. Except as reflected in the Financial Statements as of September 30, 2005 or otherwise disclosed in the Filed SEC Documents, neither the Company nor any of its Subsidiaries is a party to any material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K promulgated under the Exchange Act). As of the Agreement Date, the Company has not had any material dispute with KPMG, LLP regarding accounting matters or policies during any of its past two full fiscal years or during the current fiscal year that is currently outstanding or that has resulted in a passed adjustment. The Company has not had any material dispute with KPMG, LLP regarding accounting matters or policies during any of its past two full fiscal years or during the current fiscal year that is currently outstanding or that has resulted in any restatement of the Financial Statements.

         (c) Without limiting the generality of the foregoing, KPMG, LLP has not resigned nor been dismissed as independent public accountant of the Company as a result of or in connection with any disagreement with the Company on a matter of accounting practices which materially impacts or would require the restatement of any previously issued financial statements, covering one or more years or interim periods for which the Company is required to provide financial statements, such that they should no longer be relied on.

         (d) As of the Agreement Date, to the knowledge of the Company, no investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or threatened.

         (e) As required by Rule 13a-15 of the Exchange Act, the Company has established and maintains (i) internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), which is designed to provide reasonable assurance regarding the reliability of the Company's financial reporting and its preparation of financial statements for external purposes in accordance with GAAP and (ii) disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), which are designed to ensure that all material information required to be disclosed by the Company in the Company SEC Documents is accumulated and communicated to the Company's and its Subsidiaries' management, as appropriate to allow timely decisions regarding required disclosure. Each Company SEC Document that was required to be accompanied by the certifications required of the Company's principal executive officer and principal financial officer pursuant to Sections 302 and 906 of SOXA and the rules and regulations promulgated thereunder was accompanied by such certification and, as the time of filing or submission of each such certification, to the knowledge of the Company's principal executive officer and principal financial officer, such certification was true and accurate and complied with SOXA and the rules and regulations promulgated thereunder as of the date filed.

         SECTION 3.7 NO UNDISCLOSED LIABILITIES. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued or unaccrued, absolute or contingent, liquidated or unliquidated, or due or to become due) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, except for (a) liabilities and obligations accrued or reserved in the Financial Statements as of September 30, 2005 or otherwise disclosed in the Filed SEC Documents, (b) liabilities and obligations incurred in the ordinary course of business, consistent with past practice, since September 30, 2005, (c) other liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (d) liabilities and obligations which have been discharged or paid prior to the Agreement Date, and (e) liabilities and obligations disclosed in any section of the Company Disclosure Letter.

         SECTION 3.8 ABSENCE OF COMPANY MATERIAL ADVERSE EFFECT. Since September 30, 2005, (i) to the Agreement Date, there has not been a Company Material Adverse Effect, nor does there exist or has there occurred any event, change, circumstance, condition, development or effect that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect, and (ii) neither the Company nor any of its Subsidiaries has taken or authorized the taking of any action prohibited by, or that would be in violation of, SECTION 5.3.

         SECTION 3.9       LITIGATION AND LEGAL COMPLIANCE.

         (a) There are no claims, actions, suits or proceedings pending, or to the Company's knowledge, threatened by or against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. To the Company's knowledge there is no investigation pending or threatened by or against the Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding judgment, injunction, order or decree of any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. As of the Agreement Date, there are no material judicial or administrative actions or proceedings pending, or to the Company's knowledge, threatened, and to the Company's knowledge there are no investigations pending or threatened by or against the Company, that question the validity of this Agreement or any action taken or to be taken by the Company in connection with this Agreement.

         (b) Except for instances of noncompliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with each applicable federal, state, local and foreign law, statute, rule, regulation, ordinance, code, license, permit, order, legal doctrine, writ, injunction, judgment, decree, requirement or agreement with any Governmental Authority (including common law or the interpretation thereof) (collectively the "Laws") to which the Company, any of its Subsidiaries, or any of their respective assets or properties may be subject. The Company and its Subsidiaries have all permits, licenses, approvals, authorizations of and registrations with and under all Laws, and from all Governmental Authorities, required by the Company and its Subsidiaries to carry on their respective businesses as currently conducted, except where the failure to have such permits, licenses, approvals, authorizations and registrations would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

         (c) To the knowledge of the Company, the Company and its Subsidiaries are in compliance with all statutory and regulatory requirements under the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (22 C.F.R. ss. 120 et seq.), the Export Administration Regulations (15 C.F.R. ss. 730 et seq.) and associated executive orders, and the Laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury (collectively, the "EXPORT CONTROL LAWS"), except any failure to be in compliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written communication during the past twelve (12) months that alleges that the Company or its Subsidiary is not, or may not be, in compliance with, or has, or may have, any liability under, the Export Control Laws, except any failure to be in compliance or liability that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

         (d) The Company and its Subsidiaries are in compliance in all material respects with all legal requirements under (i) the Foreign Corrupt Practices Act (15 U.S.C. ss.ss. 78dd-1, et seq) and the Organization for Economic Cooperation and Development Convention Against Bribery of Foreign Public Officials in International Business Transactions and legislation implementing such Convention and (ii) international anti-bribery conventions (other than the convention described in clause (i)) and local anti-corruption and bribery Laws, in each case, in jurisdictions in which the Company and its Subsidiaries are operating (collectively, the "ANTI-BRIBERY LAWS"), except any failure to be in compliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. To the Company's knowledge, neither the Company nor any of its Subsidiaries has received any written communication that alleges that the Company, its Subsidiaries or any agent thereof is, or may be, in violation of, or has, or may have, any material liability under, the Anti-Bribery Laws, except any written communication received more than twenty-four (24) months prior to the Agreement Date that did not result in an inquiry or investigation that to the Company's knowledge is currently pending.

         SECTION 3.10      CONTRACT MATTERS.

         (a) Section 3.10 of the Company Disclosure Letter lists each of the Company Material Agreements (as defined below) that as of the Agreement Date are in effect or otherwise binding on the Company or any of its Subsidiaries or their respective properties or assets, other than those contracts or agreements that have been filed as exhibits to the Filed SEC Documents. "COMPANY MATERIAL AGREEMENTS" means (i) any credit agreement, note, bond, guarantee, mortgage, indenture, lease (excluding leases covered by SECTION 3.14(B) or not required to be scheduled pursuant to that section because such lease is not material), or other instrument or obligation pursuant to which any "indebtedness" (as defined below) of the Company or any of its Subsidiaries is outstanding or may be incurred; (ii) any agreement, contract or binding commitment which was or was required to be filed as an exhibit to the Company SEC Documents; and (iii) any
(A) collective bargaining agreement; (B) employment agreement contract or binding commitment providing for annual compensation or payments in excess of $200,000 in the current or any future year; (C) agreement, contract or commitment of indemnification or guaranty not entered into in the ordinary course of business providing for indemnification which would reasonably be expected to exceed $1,000,000, as well as any agreement, contract or commitment of indemnification or guaranty between the Company or any of its Subsidiaries and any of their respective officers or directors, irrespective of the amount;
(D) agreement, contract or binding commitment containing any covenant directly or indirectly limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business, compete with any Person, or sell any product or service (including any contract clause, mitigation plan, or other limitation with respect to "Organizational Conflicts of Interest," as that term is used in Federal Acquisition Regulation Subpart 9.5); (E) agreement, contract or binding commitment that shall result in the payment by, or the creation of any commitment or obligation (absolute or contingent) to pay on behalf of the Company or any of its Subsidiaries any severance, termination, "golden parachute," or other similar payments to any employee following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement; (F) agreement, contract or binding commitment by the Company or any of its Subsidiaries entered into since January 1, 2004 or that has material obligations that are to be performed subsequent to the Agreement Date, relating to the disposition or acquisition of material assets not in the ordinary course of business or any ownership interest in any Subsidiary or other Person; (G) material agreements, contracts or binding commitments regarding the development, ownership or use of Intellectual Property (including material licenses to or from third parties but other than commercial off-the-shelf software, as that term is commonly understood); (H) material partnership, joint venture or similar agreement or arrangement; (I) any contract or agreement involving a standstill or similar obligation of the Company or any of its Subsidiaries to a third party; or (J) other agreement, contract or binding commitment which is material to the operation, or which is outside the ordinary course, of the Company's and its Subsidiaries' businesses. For purposes of this section, "indebtedness" shall mean, with respect to any Person, without duplication, (1) all obligations of such Person for borrowed money, (2) all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (3) all letters of credit issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the ordinary course of business or to support workers' compensation insurance obligations or performance obligations under contracts entered into in the ordinary course) and (4) all obligations, the principal component of which are obligations under leases that are, or should be pursuant to GAAP, classified as capital leases; PROVIDED THAT, any obligations between or among the Company and its wholly-owned Subsidiaries shall not be considered to be "indebtedness" hereunder.

         (b) Each Company Material Agreement and each Government Contract (as defined below) is valid, binding and enforceable upon the Company or the Subsidiary that is a party thereto, and to the Company's knowledge each other party thereto, and is, and following consummation of the transactions contemplated by this Agreement shall remain, in full force and effect (except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting the enforcement of creditors' rights, and
(ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought), except where any failure to be valid, binding and enforceable and in full force and effect, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect. There are no defaults or breaches under any Company Material Agreement by the Company or any of its Subsidiaries, or to its knowledge any other party thereto, except those defaults or breaches that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

         (c) With respect to each contract, agreement, bid or proposal between the Company or any of its Subsidiaries and any (i) Governmental Authority, including any facilities contract for the use of government-owned facilities or (ii) third party relating to a contract between such third party and any domestic or foreign government or

Governmental Authority (each a "GOVERNMENT Contract"), to the knowledge of the Company, (A) the Company and each of its Subsidiaries have complied in all material respects with all terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly by reference, or by operation of law therein; (B) the Company and each of its Subsidiaries have complied in all material respects with all requirements of all applicable Laws, or agreements pertaining to such Government Contract, including where applicable the "Cost Accounting Standards" disclosure statement of the Company or such Subsidiary; (C) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct as of their effective dates and the Company and its Subsidiaries have complied with all such representations and certifications; (D) neither the United States government nor any prime contractor, subcontractor or other Person has notified the Company or any of its Subsidiaries, in writing or orally, that the Company or any of its Subsidiaries has breached or violated any Laws, certification, representation, clause, provision or requirement pertaining to such Government Contract; (E) neither the Company nor any of its Subsidiaries has received any notice of termination for convenience, notice of termination for default, cure notice or show cause notice pertaining to such Government Contract; (F) other than in the ordinary course of business, no cost incurred by the Company or any of its Subsidiaries pertaining to such Government Contract has been questioned or challenged, is the subject of any audit or investigation or has been disallowed by any Governmental Authority; and (G) no payments due to the Company or any of its Subsidiaries pertaining to such Government Contract have been withheld or set off, nor has any claim been made to withhold or set off money, and the Company and its Subsidiaries are entitled to all progress or other payments received with respect thereto, except for any such failure, noncompliance, inaccuracy, breach, violation, termination, withholding, cost, investigation, disallowance or payment that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

         (d) To the Company's knowledge, neither the Company nor any of its Subsidiaries or any of their respective directors, officers, employees, consultants or agents is or since January 1, 2004 has been under (i) any civil or criminal investigation or indictment by any Governmental Authority or under investigation by the Company or any of its Subsidiaries or (ii) material administrative investigation or material audit by any Governmental Authority, in either case with respect to any alleged improper act or omission arising under or relating to any Government Contract.

         (e) There exist (i) no material outstanding claims against the Company or any of its Subsidiaries, either by any Governmental Authority or by any prime contractor, subcontractor, vendor or other Person, arising under or relating to any Government Contract, and (ii) no material disputes between the Company or any of its Subsidiaries and the United States government under the Contract Disputes Act, as amended, or any other federal statute, or between the Company or any of its Subsidiaries and any prime contractor, subcontractor or vendor arising under or relating to any Government Contract which would reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any interest in any pending claim against any prime contractor, subcontractor or vendor arising under or relating to any Government Contract that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

         (f) Since January 1, 2004, neither the Company nor any of its Subsidiaries has been debarred or suspended from participation in the award of contracts with the United States government or any other Governmental Authority (excluding for this purpose ineligibility to bid on certain contracts due to generally applicable bidding requirements). To the Company's knowledge, there exist no facts or circumstances that would warrant the institution of suspension or debarment proceedings or the finding of nonresponsibility or ineligibility on the part of the Company, any of its Subsidiaries or any of their respective directors, officers or employees which would reasonably be expected to have a Company Material Adverse Effect.

         (g) To the Company's knowledge, the assets of the Company and its Subsidiaries do not include any material receivable or other obligation or commitment from an Affiliate, and the liabilities of the Company and its Subsidiaries do not include any material payable or other obligation or commitment to any Affiliate. For purposes of this Agreement, "AFFILIATE" will mean any Person that (i) owns 5% or more of the voting securities of the Company or any of its Subsidiaries, (ii) is a director, executive or officer employed by the Company or any of its Subsidiaries, or (iii) directly or indirectly controls, is controlled by or is under common control with the Company or any of its Subsidiaries.

         SECTION 3.11      TAX MATTERS.

         (a) The Company and each of its Subsidiaries have (i) timely filed with the appropriate Governmental Authorities every material return, report or other document or information (including any election, declaration, disclosure, schedule, estimate or information return) required to be supplied to a taxing authority or agent thereof in connection with Taxes ("TAX RETURNS") required to be filed for all periods ending on or prior to the Effective Time, and for which a tax return is required by applicable Law to be filed on or prior to such Effective Time (including pursuant to extensions properly obtained), and such filed Tax Returns are correct and complete in all material respects, (ii) timely paid in full or made adequate provision for the payment of all Taxes for all periods ending at or prior to November 30, 2005 and (iii) timely withheld and paid all Taxes required by applicable Laws to have been withheld and paid as of the Effective Time in connection with amounts paid or owing to any employee, independent contractor, creditor, or other third party. The liabilities and reserves for Taxes reflected in the balance sheet included in the Company Reports as of and for the period ended September 30, 2005 are adequate to cover all Taxes of the Company and its Subsidiaries for all periods ending at and prior to the date of such balance sheet and there are no material Liens for Taxes upon any property or asset of the Company or any of its Subsidiaries, except for Liens for Taxes not yet due. The Company has delivered to the Parent correct and complete copies of all federal income Tax Returns filed for 2002, 2003 and 2004, and any amended federal income Tax Returns filed within the three-year period ending on the Agreement Date, and all state, local and foreign income Tax Returns filed for 2004. The Company and its Subsidiaries have each disclosed on their respective

Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Code Section 6662 or any similar provision of applicable Law, and is in possession of supporting documentation as may be required under any such provision.

         (b) Neither the Company nor any of its Subsidiaries: (i) has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than waivers and extensions which are no longer in effect; (ii) has received any written notice indicating an intent to open an audit or other review, a request for information related to Tax matters, or notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed (and no audit or administrative or judicial Tax proceeding is pending or being conducted with respect to the Company or any of its Subsidiaries), (iii) has been subject to a written claim by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction; (iv) is a party to any agreement providing for the allocation or sharing of Taxes with any person that is not, directly or indirectly, a wholly owned Subsidiary of the Company; (v) for taxable years after 2001, has "participated" (within the meaning of Treasury Regulation
Section 1.6011-4(c)(3)(i)(A)) in any "listed transaction" within the meaning of Code Section 6011 or any similar provision of state, local or foreign Law; (vi) is presently required, or shall be required, to include any taxable income for any period ending after the Closing Date as a result of (A) a change in method of accounting under Code Section 481 made prior to the Closing Date, (B) any intercompany transaction, (C) an installment sale or open transaction disposition made on or prior to the Closing Date, or (D) a prepaid amount received on or prior to the Closing Date (or under any provision of Law of any jurisdiction with similar consequences as any of (vi)(A) through (vi)(D) above);
(vii) is a party to any material agreement, contract, arrangement or plan (A) pursuant to which any one of them is required to make a compensatory payment to any individual more than two and one-half (2 1/2) months after December 31, 2005 for services performed as an employee in 2005 or sooner, (B) that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code Section 280G, or any amount that would not be fully deductible as a result of Code Section 162(m), or (C) pursuant to which it is bound to compensate any Person for excise or other additional Taxes paid pursuant to Code Sections 409A or 4999 or any similar provision of state, local or foreign Law. There are no unresolved issues of law or fact which, to the knowledge of the Company, arise out of a notice of deficiency, proposed deficiency or assessment from the Internal Revenue Service or any other Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries.

         (c)      For purposes of this Agreement, "TAX" or "TAXES" shall mean
(i) any and all taxes, fees, levies, duties, tariffs, imposts, and other like charges imposed by the United States or any other Governmental Authority (together with any and all interest, penalties, loss, damage, liability, expense, additions to tax and additional amounts or costs incurred or imposed with respect thereto), whether disputed or not, including (A) taxes or other charges on or with respect to income, estimated income, franchise, escheat, windfall or other profits, gross receipts, real or personal property, sales, use, capital gains, capital stock or shares, premium, payroll, employment, social security (or similar), workers' compensation, occupation, unemployment compensation, disability, environmental (including taxes under Code
Section 59A), alternative or add-on minimum, estimated or net worth; (B) taxes or other charges in the nature of excise, withholding, ad valorem, license, registration, stamp, transfer, value added, or gains taxes; and (C) customs duties, tariffs, import and export taxes and similar charges; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law; and (iii) any liability for payment of amounts described in clauses (i) and (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any Person.

         (d) Excluded from this SECTION 3.11 are any Taxes, tax returns or other matters pertaining to Taxes of the Company or its Subsidiaries which, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.12      EMPLOYEE BENEFIT MATTERS.

         (a) Each plan, program, agreement or arrangement of the Company or any of its Subsidiaries constituting (i) an employee welfare benefit plan as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974 (as amended, "ERISA") is referred to herein as an "EMPLOYEE WELFARE BENEFIT PLAN" and (ii) a pension benefit plan as defined in Section 3(2) of ERISA is referred to herein as an "EMPLOYEE PENSION BENEFIT PLAN." The Employee Welfare Benefit Plans, Employee Pension Benefit Plans and each other employee benefit plan, agreement, program or arrangement or employment practice maintained by the Company or any of its Subsidiaries with respect to any of its current or former employees or to which the Company or any of its Subsidiaries contributes or is required to contribute with respect to any of its current or former employees are collectively referred to herein as the "COMPANY PLANS." With respect to each Company Plan:

                  (i) such Company Plan (and each related trust, insurance contract or fund) has been administered in a manner consistent in all respects with its written terms and complies in form and operation with the applicable requirements of ERISA and the Code and other applicable Laws, except for failures of administration or compliance that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

                  (ii) all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to such Company Plan, except for failures of filing or distribution that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

                  (iii) The requirements of Part 6 of Subtitle B of Title I of ERISA and Code Section 4980B have been met with respect to each such Company Plan which is an Employee Welfare Benefit Plan, except for failures that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

                  (iv) all material contributions, premiums or other payments (including all employer contributions and employee salary reduction contributions) that are required to be made under the terms of any Company Plan have been timely made and properly provided for in the Financial Statements contained in the most recent Company SEC Documents, except for failures that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

                  (v) each such Company Plan which is an Employee Pension Benefit Plan intended to be a "qualified plan" under Code Section 401(a) has received a favorable determination letter from the Internal Revenue Service, and no event has occurred which would reasonably be expected to cause the loss, revocation or denial of any such favorable determination letter;

                  (vi) the Company shall continue to make available to the Parent, upon its request, correct and complete copies of the plan documents and most recent summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, the most recent actuarial report, the most recent audited financial statements, and all related trust agreements, insurance contracts and other funding agreements that implement such Company Plan;

                  (vii) all Company Plans are by their terms able to be amended or terminated by the Company; and

                  (viii) the Company has never been, nor is it a party to, or otherwise bound by any advance agreement or similar arrangement with any Governmental Authority, relating to the allowability, allocation or reimbursement of benefit costs or other matters in connection with any Company Plan.

         (b) With respect to each Employee Welfare Benefit Plan or Employee Pension Benefit Plan that the Company or any of its Subsidiaries maintains or ever has maintained, or to which any of them contributes, ever has contributed or ever has been required to contribute, there have been no non-exempt prohibited transactions (as defined in Section 406 of ERISA and Code Section
4975) with respect to such plan, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such plan, and no action, suit, proceeding, hearing or, to the Company's knowledge, investigation with respect to the administration or the investment of the assets of such plan (other than routine claims for benefits) is pending or, to the Company's knowledge, threatened, but excluding, from each of the foregoing, events or circumstances that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

         (c)      No Company Plan is a "defined benefit plan" as defined in
Section 3(35) of ERISA. Neither the Company nor any of its Subsidiaries contributes to, or has ever been obligated to contribute to, a Multiemployer Plan (as such term is defined in Section 3(37) of ERISA).

         (d) Neither the Company nor any of its Subsidiaries has any obligation to provide medical, health, life insurance or other welfare benefits for currently retired or future retired or terminated employees, their spouses or their dependents (other than in accordance with Code Section 4980B ).

         (e) No Company Plan contains any provision that would prohibit the consummation of the transactions contemplated by this Agreement, would give rise to any severance, termination or other payments as a result of the transactions contemplated by this Agreement (alone or together with the occurrence of any other event), or would cause any payment, acceleration or increase in benefits provided by any Company Plan as a result of the transactions contemplated by this Agreement (alone or together with the occurrence of any other event).

         SECTION 3.13      ENVIRONMENTAL MATTERS.

         (a) (i) The Company and its Subsidiaries are and have since January 1, 2004, been in compliance with all applicable Environmental Laws and have all permits, licenses and authorizations required by such Environmental Laws necessary for the operation of their businesses as presently conducted;
(ii) there is no order, claim, action, proceeding or demand for information pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries pursuant to Environmental Laws; (iii) the Company is not otherwise subject to any liability under Environmental Laws including any liability arising out of the release or disposal of hazardous, toxic, dangerous or regulated substances into the environment; and (iv) the Company and its Subsidiaries have not received any notice, demand letter or request for information from any Governmental Authority or third party, which has not heretofore been resolved with such Governmental Authority or third party, indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Laws; PROVIDED, HOWEVER, that no representation or warranty is made in the foregoing clauses (i), (ii), (iii) and (iv) with respect to matters that individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

         (b) For purposes of this Agreement, "ENVIRONMENTAL LAWS" means any Federal, state, local or foreign Laws relating to (i) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling production, release or disposal of, Hazardous Substances, in each case as amended. The term "ENVIRONMENTAL LAWS" includes the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601 et seq., as amended by the Superfund Amendment and Reauthorization Act of 1986 and as further amended, the Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq., as amended, the Solid Waste Disposal Act of 1976, 42 U.S.C. ss. 6901 et seq., as amended, the Clean Air Act, 42 U.S.C. ss. 7401 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., as amended, the Hazardous Material Transportation Act, 49 Ap. U.S.C.A. ss. 1801 et seq., as amended, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. ss. 136 et seq., as amended, and comparable state and local Laws.

         (c) For purposes of this Agreement, "HAZARDOUS SUBSTANCE" means any substance presently or hereafter listed, defined, designated or classified as hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Laws. Hazardous Substance includes any substance to which exposure is regulated by any Governmental Authority or any Environmental Laws including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde foam insulation, lead or polychlorinated biphenyls.

         SECTION 3.14      REAL ESTATE.

         (a) Section 3.14(a) of the Company Disclosure Letter sets forth the address of all material real property owned by the Company or its Subsidiaries as of the Agreement Date (the "OWNED REAL PROPERTY"). The Company or one of its Subsidiaries, as applicable, holds valid, fee simple title to the Owned Real Property, except for Liens that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

         (b) Section 3.14(b) of the Company Disclosure Letter sets forth the address of all material real property in which Company or any Subsidiary of Company holds a leasehold or subleasehold estate as of the Agreement Date (the "LEASED REAL PROPERTY"); the leases or subleases for such Leased Real Property being referred to as the "LEASES"). The Company or a Subsidiary, as applicable, holds a valid leasehold interest in all Leased Real Property, except where the failure to hold such valid leasehold interests, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

         (c) Other than options, rights of first refusal or other similar arrangements in favor of the Company and its Subsidiaries under the Leases, neither the Company nor any of its Subsidiaries has entered into any material contract, arrangement or understanding with respect to the future ownership, development, use, occupancy or operations of the Owned Real Property or the Leased Real Property.

         SECTION 3.15      INTELLECTUAL PROPERTY MATTERS.

         (a) To the Company's knowledge, the Company and its Subsidiaries own or have a valid and enforceable right to use all Intellectual Property that is material to their business or operations as presently conducted. The Intellectual Property that is owned by the Company or its Subsidiaries is not subject to any Liens or restrictions or limitations regarding ownership, use, license or disclosure (including any "rights in data" claims of the U.S. Government), other than pursuant to a written agreement set forth in Section
3.15 of the Company Disclosure Letter, or that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

         (b) Except with respect to infringement, misappropriation or other unauthorized use that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, to the Company's knowledge:
(i) neither the Company nor any of its Subsidiaries is infringing, misappropriating or otherwise making unauthorized use of any third-party's Intellectual Property, and no claims regarding the foregoing are pending or threatened; and (ii) no third-party is infringing, misappropriating or otherwise making unauthorized use of the Company's or any of its Subsidiaries' Intellectual Property.

         (c) To the Company's knowledge, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Governmental Authority is currently, nor since January 1, 2004 has been, entitled to claim any rights (including license rights) in: (i) any "Technical Data" (as defined below) included in or related to any Intellectual Property owned by the Company or any of its Subsidiaries, other than "Limited Rights" (as defined below); (ii) any "Computer Software" (as defined below) included in the Intellectual Property owned by the Company or any of its Subsidiaries, other than "Restricted Rights" (as defined below); (iii) any patents or patentable invention included in the Intellectual Property owned by the Company or any of its Subsidiaries; or (iv) any copyright included in the Intellectual Property owned by the Company or any of its Subsidiaries.

         (d) The term "INTELLECTUAL PROPERTY" as used in this Agreement means all of the following in any jurisdiction throughout the world: (i) patents, patent applications, patent disclosures and inventions; (ii) trademarks, service marks, trade dress, trade names, corporate names and Internet domain names, together with all goodwill associated therewith; (iii) copyrights; (iv) registrations for and applications to register any of the foregoing; (v) computer software; (vi) trade secrets, confidential information and know-how; and (vii) any other intellectual property rights.

         (e) The terms "Technical Data" and "Limited Rights" have the meanings set forth at 48 C.F.R. 252.227-7013, and the terms "Restricted Rights" and "Computer Software" have the meanings set forth at 48 C.F.R. 252.227-7014.

         SECTION 3.16 LABOR MATTERS. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreements, memoranda of understanding, settlements or other labor agreements with any union or labor organization. There are no disputes or controversies pending or, to the Company's knowledge, threatened between the Company or any of its Subsidiaries and any of their current or former employees or any labor or other collective bargaining unit representing any such employee that, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect. To the Company's knowledge, as of the Agreement Date, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or any of its Subsidiaries. To the Company's knowledge, as of the Agreement Date, there are no current Department of Labor, Office of Federal Contract Compliance Programs or Equal Employment Opportunity Commission audits pending with respect to the Company or any of its Subsidiaries except for audits arising in the ordinary course of business or that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. There are no material liabilities or obligations relating to any individual's current or former employment with the Company or its Subsidiaries or related entities arising in connection with any violation of any Laws.

         SECTION 3.17 AMENDMENT TO THE RIGHTS AGREEMENT. The Company has taken all necessary action to amend the Rights Agreement in accordance with its terms to render it inapplicable to the transactions contemplated by this Agreement. The Company has delivered to Parent a true and correct copy of the executed amendment to the Rights Agreement, a form of which is attached hereto as EXHIBIT C.

         SECTION 3.18 TAKEOVER LAWS. The restrictions contained in Section 203 of the Delaware Act do not apply to the Company. The Company has taken all necessary action to render any other potentially applicable anti-takeover or similar statute or regulation or provision of the certificate of incorporation or by-laws, or other organizational or constitutive document or governing instruments of the Company or any of its Subsidiaries, inapplicable to this Agreement and the transactions contemplated by this Agreement.

         SECTION 3.19 INSURANCE. All material insurance policies maintained by the Company and its Subsidiaries are in full force and effect, all premiums due and payable thereon have been paid, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of such policies and bonds, except for any of the foregoing that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect.

         SECTION 3.20 BROKERS' FEES. Except for the fees and expenses payable by the Company to Bear, Stearns & Co. Inc. ("BEAR STEARNS") pursuant to a letter agreement dated November 18, 2005 (the "BEAR STEARNS ENGAGEMENT LETTER"), a complete copy of which has been previously delivered to the Parent, neither the Company nor any of its Subsidiaries has any liability or obligation to pay any fees or commissions to any financial advisor, broker, finder or agent with respect to the transactions contemplated by this Agreement.

         SECTION 3.21 OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Bear Stearns, dated the Agreement Date, to the effect that the consideration to be received by the holders of Company Common Stock (the "COMPANY STOCKHOLDERS") pursuant to this Agreement is fair to the Company Stockholders from a financial point of view. Upon the Company's receipt of the written version of such opinion, the Company will promptly provide the Parent with a copy of such opinion. The Company has received the consent of Bear Stearns to include its final written opinion in the Proxy Statement subject to the terms and provisions of the Bear Stearns Engagement Letter.

         SECTION 3.22 NO OTHER REPRESENTATIONS OR WARRANTIES. Except for the representations and warranties contained in this Agreement, neither the Company nor any other Person (i) makes any representation or warranty express or implied, including any implied representation or warranty, as to condition, merchantability, suitability or fitness for a particular purpose of any of the assets used in the business of or held by the Company or (ii) makes any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or the business conducted by the Company, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be set forth in the Company Disclosure Letter.

                                   ARTICLE IV
                        REPRESENTATIONS AND WARRANTIES OF
                        THE PARENT AND MERGER SUBSIDIARY

         The Parent and the Merger Subsidiary represent and warrant to the Company that:

         SECTION 4.1 CORPORATE EXISTENCE AND POWER. Each of the Parent and the Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently being conducted, except when the failure to be in good standing or have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect with respect to the Parent (a "PARENT MATERIAL ADVERSE EFFECT"). Each of the Parent and the Merger Subsidiary is duly qualified or licensed to conduct business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification or license necessary, except where the failure to be so qualified or licensed and in good standing, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect. Since the date of its incorporation, the Merger Subsidiary has not engaged in any activities other than in connection with, or as contemplated by, this Agreement.

         SECTION 4.2       AUTHORIZATION OF TRANSACTION; NON-CONTRAVENTION;
APPROVALS.

         (a) The Parent and the Merger Subsidiary have full corporate power and authority and have taken all requisite corporate action to enter into this Agreement and, subject to the adoption of this Agreement by the Parent as the sole stockholder of the Merger Subsidiary (which shall occur promptly after the execution and delivery hereof), to consummate the transactions contemplated hereby and to perform its obligations hereunder. This Agreement has been duly authorized, executed and delivered by the Parent and the Merger Subsidiary and, assuming the due authorization, execution and delivery thereof by the Company, constitutes a valid and legally binding agreement of the Parent and the Merger Subsidiary enforceable against each of them in accordance with its terms, except that (i) such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar Laws of general applicability relating to or affecting enforcement of creditors' rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

         (b) Except for (a) filings and approvals necessary to comply with the applicable requirements of the Exchange Act, (b) filings pursuant to the HSR Act and any other applicable Antitrust Laws, (c) the filing of the Certificate of Merger pursuant to the Delaware Act, and (d) any filings required under the rules and regulations of the New York Stock Exchange, neither the execution and delivery of this Agreement by the Parent and the Merger Subsidiary, nor the consummation by the Parent and the Merger Subsidiary of the transactions contemplated hereby, shall (i) violate or conflict with any provision of the certificate of incorporation or bylaws of the Parent or the Merger Subsidiary,
(ii) violate any Laws applicable to the Parent or the Merger Subsidiary or any of their respective properties or assets, or (iii) require any filing or registration with, notification to, or authorization, consent or approval of, any Governmental Authority; except in the case of clauses (ii) and (iii) for such violations, breaches or defaults that, or filings, registrations, notifications, authorizations, consents or approvals that the failure to obtain, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

         SECTION 4.3 FINANCIAL CAPABILITY. The Parent has the financial capacity to perform and to cause the Merger Subsidiary to perform all of its obligations under this Agreement, and the Parent has currently available all funds necessary to pay the Merger Consideration and the other payments contemplated by ARTICLE I. Without limiting the foregoing, the Parent's ability and obligation to consummate and to cause the Merger Subsidiary to consummate the transactions contemplated hereby is not contingent on the Parent's ability to complete any public offering or private placement of equity or debt securities or to obtain any other type of financing prior to or on the Closing Date.

         SECTION 4.4 INFORMATION IN THE PROXY STATEMENT. The information supplied by Parent or the Merger Subsidiary expressly for inclusion or incorporation by reference in the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

         SECTION 4.5 LITIGATION. As of the Agreement Date, there are no claims, actions or proceedings pending or, to the knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries before any Governmental Authority that seek to restrain or enjoin the consummation of the Merger. As of the Agreement Date, neither Parent nor any of its Subsidiaries is subject to any to any outstanding judgment, injunction, order or decree of any Governmental Authority which prohibits or restricts the consummation of the transactions contemplated by this Agreement.

         SECTION 4.6 BROKERS' AND FINDERS' FEES. Parent has not incurred any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

         SECTION 4.7 NO ADDITIONAL REPRESENTATIONS. Neither Parent nor Merger Subsidiary, nor any other Person acting on behalf of Parent or Merger Subsidiary has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Parent or Merger Subsidiary, in each case, except as expressly set forth in this Agreement.

                                    ARTICLE V
                                    COVENANTS

         SECTION 5.1 GENERAL. Subject to the terms and conditions of this Agreement, each of the parties shall take all actions and do all things necessary, proper or advisable to perform its obligations under this Agreement which are required to be performed on or prior to the Closing, and use its reasonable efforts to consummate and make effective the transactions contemplated by this Agreement as promptly as reasonably practical.

         SECTION 5.2 FURTHER ASSURANCES. Prior to the Closing Date, each of the parties shall (a) give all required notices to third parties and Governmental Authorities and shall use its reasonable efforts to obtain all material third party and governmental consents and approvals that it is required to obtain in connection with this Agreement, the Merger and the other transactions contemplated hereby and (b) use its reasonable efforts to prevent any preliminary or permanent injunction or other order by a Governmental Authority that seeks to modify, delay or prohibit the consummation of the transactions contemplated by this Agreement, including under the Antitrust Laws, and, if issued, to appeal any such injunction or order through the appellate court or body for the relevant jurisdiction. No later than January 6, 2006, each of the parties shall file a Notification and Report Form and related material with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act and any other applicable Antitrust Laws, shall use its respective reasonable efforts to obtain termination of the applicable waiting period under all Antitrust Laws and shall take all further actions and make all further filings pursuant to the Antitrust Laws that may be necessary, proper or advisable. Notwithstanding anything to the contrary contained herein, nothing contained in this Agreement shall be deemed to require the Parent to enter into any agreement, consent decree or other commitment requiring the Parent or any of its Subsidiaries to litigate, pursue or defend any action or proceeding by any Governmental Authority challenging any of the transactions contemplated hereby as violative of any Antitrust Laws. In connection with the foregoing, each party (i) shall promptly notify the other party in writing of any communication received by that party or its Affiliates from any Governmental Authority, and subject to applicable Laws, provide the other party with a copy of any such written communication (or written summary of any oral communication), and (ii) not participate in any substantive meeting or discussion with any Governmental Authority in respect of any filing, investigation or inquiry concerning the transactions contemplated by this Agreement unless it consults with the other party in advance, and to the extent permitted by such Governmental Authority, give the other party the opportunity to attend and participate thereat.

         SECTION 5.3       INTERIM CONDUCT OF THE COMPANY.

         (a)      Except as expressly permitted by this Agreement, set forth in
Section 5.3 of the Company Disclosure Letter, or pursuant to the Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed, it being understood that reasonableness for this purpose will be assessed from the Parent's perspective assuming the Closing will take place in accordance with this Agreement), from and after the Agreement Date through the Effective Time, the Company shall, and shall cause each of its Subsidiaries, (i) to conduct its operations in accordance with its ordinary course of business, consistent with past practice, and (ii) use its reasonable efforts to preserve intact its business organization, keep available the services of its current officers and employees, preserve the goodwill of those having business relationships with the Company and its Subsidiaries, preserve its relationships with customers, creditors and suppliers, maintain its books, accounts and records and comply in all material respects with applicable Laws.

         (b) Without limiting the generality of the foregoing, except as provided in this Agreement, or in Section 5.3 of the Company Disclosure Letter, from and after the Agreement Date through the Effective Time, the Company shall not, and shall not cause or permit any of its Subsidiaries to, take any of the following actions without the prior written consent of the Parent (which consent shall not be unreasonably withheld, conditioned or delayed, it being understood that reasonableness for this purpose shall be assessed from the Parent's perspective assuming the Closing shall take place in accordance with this Agreement):

                  (i) amend or propose to amend its certificate (or articles) of incorporation or bylaws or file any certificate of designation or similar instrument with respect to any shares of its authorized but unissued capital stock;

                  (ii) authorize or effect any stock split, combination or reclassification of shares of its capital stock or amend any term of any outstanding security of the Company or repurchase, redeem or otherwise acquire any shares of its capital stock;

                  (iii) declare, pay or set aside any dividend or distribution with respect to the Company Common Stock or any other of its capital stock (other than dividends payable by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), authorize for issuance or issue, sell, grant any shares of its capital stock (other than in connection with the exercise of Company Options outstanding on the Agreement Date and listed in the Company Disclosure Letter or in connection with any "Offering Period" under the Stock Purchase Plan that has commenced prior to the Agreement Date), options, warrants, commitments, subscriptions, other rights of any kind (including Company Stock Based Awards) to acquire any shares of capital stock, or any other securities exercisable or exchangeable for or convertible into shares of its capital stock, or repurchase, redeem or otherwise acquire any shares of its capital stock or any other securities exercisable or exchangeable for or convertible into shares of its capital stock;

                  (iv) merge or consolidate with any entity or liquidate, dissolve or effect any recapitalization or reorganization in any form or create any new Subsidiary;

                  (v) sell, lease, license, pledge, encumber or otherwise dispose of any assets or any interests (including any shares of the capital stock of any of the Subsidiaries) that are material to the Company and its Subsidiaries, taken as a whole, other than assets used, consumed, replaced or sold in the ordinary course of business, consistent with past practice;

                  (vi) acquire (whether by purchase of assets, purchase of stock, merger or otherwise) (A) any assets (including any equity interests) other than in the ordinary course of business or (B) any equity interest of any Person or any business or division of any business, or enter into any joint venture, partnership agreement, joint development agreement, strategic alliance agreement or other similar agreement (other than teaming or other similar agreements entered into by the Company and/or its Subsidiaries in the ordinary course of business, consistent with past practice);

                  (vii) create, incur, assume or otherwise become liable for any indebtedness for borrowed money, or guarantee any such indebtedness; issue or sell any debt securities or warrants or rights to acquire any debt securities of the Company or its Subsidiaries; guarantee any debt securities of others; enter into any "keep well" or other contract to maintain any financial statement condition of any Person other than a wholly-owned Subsidiary or enter into any arrangement having the economic effect of the foregoing, other than indebtedness existing as of the Agreement Date, borrowings under existing credit lines or any of the foregoing created, incurred or assumed in the ordinary course of business, consistent with past practice, and intercompany indebtedness among the Company and its wholly-owned Subsidiaries;

                  (viii) except as required as a result of changes in Law, GAAP or Regulation S-X of the Exchange Act, change any of the accounting principles or practices used by it as of September 30, 2005 that would reasonably be expected to materially affect the assets, liabilities or results of operation of the Company or any of its Subsidiaries;

                  (ix) make or change any material Tax election, settle or compromise any material Tax liability, change in any material respect any accounting method in respect of Taxes, file any amendment to a material Tax Return, enter into any closing agreement, settle any material claim or material assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except, in each case, in the ordinary course of business consistent with past practice;

                  (x) except as required under the terms of any employment-related agreement in effect on the Agreement Date, increase the compensation payable or to become payable to any director, officer or employee (other than increases in cash compensation in the ordinary course of business, consistent with past practice, it being understood that the Company's annual increases of salaries and setting of bonus targets which shall be approved in February 2006 and the Company's approval of 2005 bonuses which shall occur in February 2006, shall not be deemed a violation of this provision if such action results in salaries, 2005 bonuses and 2006 bonus targets that are consistent with the Company's past practices in the aggregate) or increase any bonus, insurance, severance, pension or other benefit plan, payment or arrangement made to, for or with any such directors, officers or employees, or grant any severance or termination pay to any executive officer or director, or to any other employee except payments made (1) in connection with the termination of employees who are not executive officers in amounts consistent with its policies and past practice or (2) pursuant to written agreements listed on Section 5.3(b)(x) of the Company Disclosure Letter;

                  (xi) make any capital expenditure, capital addition or capital improvement in amounts exceeding $1,000,000 in any individual occurrence;

                  (xii) (A) enter into any contract, agreement or commitment of a character that is, or would reasonably be expected to be, material to the Company and its Subsidiaries taken as whole, except that the Company may enter into any contract, agreement or commitment in the ordinary course of business consistent with past practice or (B) terminate, renew or amend in any material respect any contract, agreement or commitment that is, or would reasonably be expected to be, material to the Company and its Subsidiaries taken as a whole, except for terminations, renewals, or amendments of contracts in the ordinary course of business consistent with past practice;

                  (xiii) waive, release or assign any material rights, claims or benefits of the Company or any Subsidiary under any Company Material Agreement;

                  (xiv) enter into any Government Contract or submit any bid for a Government Contract that would, under the federal rules covering Organizational Conflicts of Interest, as that term is used in Federal Acquisition Regulation Subpart 9.5, limit the Parent, the Surviving Corporation or any of their respective Subsidiaries from engaging in any line of business, competing with any Person or selling any product or service;

                  (xv) engage in any "reportable transaction," including any "listed transaction," within the meaning of Code Section 6011 or any other applicable federal Law including any Internal Revenue Service ruling, procedure, notice or other pronouncement;

                  (xvi) waive or release any rights that are material to the Company and its Subsidiaries, taken as a whole, or pay, discharge or satisfy any claims, liabilities or obligations that are, or would reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, before the same come due in accordance with their terms, except in either case other than the payment, discharge and satisfaction in the ordinary course of business of liabilities reflected on or reserved for in the Financial Statements of the Company included in the most recent Filed SEC Documents or otherwise incurred in the ordinary course of business, consistent with past practice;

                  (xvii) settle or compromise any material pending or threatened suit, action or proceeding; or

                  (xviii)  agree, resolve or commit to do any of the foregoing.

         SECTION 5.4 CONTROL OF OPERATIONS. Nothing contained in this Agreement shall give to Parent, directly or indirectly, rights to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its and its Subsidiaries' operations.

         SECTION 5.5       PROXY STATEMENT; COMPANY STOCKHOLDERS MEETING.

         (a) As soon as possible after the Agreement Date, the Company shall commence preparation of a proxy statement (as amended or supplemented, the "PROXY STATEMENT") relating to a special meeting of the Company's stockholders meeting (the "COMPANY STOCKHOLDERS MEETING") for the purpose of obtaining the Company Stockholders Approval, and file a preliminary Proxy Statement with the SEC or its staff. The Company shall use its reasonable efforts to respond to any comments by the SEC or its staff to such preliminary Proxy Statement and to cause a definitive Proxy Statement to be mailed to the Company Stockholders as soon as possible following the Agreement Date. The Company shall notify Parent promptly of the receipt of and shall respond promptly to any (i) comments from the SEC or its staff and (ii) request by the SEC or its staff or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. Parent and its counsel shall be given a reasonable opportunity to review and comment upon the Proxy Statement and any amendment or supplement thereto and any such correspondence prior to its filing with the SEC or dissemination to the Company Stockholders. If necessary, after the Proxy Statement has been so mailed, the Company shall promptly circulate amended, supplemental or supplemented proxy materials, and if required in connection therewith, resolicit proxies. Subject to SECTION 5.7(D), the Company shall include in the definitive

Proxy Statement the unanimous recommendation of the Company's Board of Directors that the Company Stockholders vote in favor of approval of the Merger and the adoption of this Agreement (the "COMPANY RECOMMENDATION").

         (b) The Parent shall provide the Company with information concerning or relating to the Parent or the Merger Subsidiary that may be required in connection with the preparation and filing of the Proxy Statement pursuant to this SECTION 5.5. The information supplied by Parent and the Company for inclusion in the Proxy Statement shall not at the time (i) the Proxy Statement is filed with the SEC, (ii) the Proxy Statement is first mailed to the Company Stockholders, or (iii) of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. For purposes of the foregoing, it is understood and agreed that information concerning or relating to Parent will be deemed to have been supplied by Parent, and all other information will be deemed to have been supplied by the Company. The Company shall cause all documents filed with the SEC in connection with the Merger to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act.

         (c) The Company, acting through the Company's Board of Directors, shall in accordance with applicable Law and as soon as possible following the Agreement Date, establish a record date for, duly call, give notice of, convene and hold the Company Stockholders Meeting for the purpose of voting upon this Agreement and the Merger, and the Company shall submit this Agreement at such meeting. The Company shall use its reasonable efforts to solicit from the Company Stockholders proxies in favor of the adoption of this Agreement and take all actions reasonably necessary or, in the reasonable opinion of Parent, advisable to secure the Company Stockholders Approval. Without limiting the generality of the foregoing, the Company's obligation pursuant to the preceding two sentences will not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal or Superior Proposal or any withdrawal of the Company Recommendation. Subject to the Company withdrawing, modifying or changing its recommendation pursuant to
SECTION 5.7(D), the Company, acting through the Company's Board of Directors, shall make the Company Recommendation at the Company Stockholders Meeting.

         SECTION 5.6       INTENTIONALLY OMITTED.

         SECTION 5.7       ACQUISITION PROPOSALS.

         (a) From the Agreement Date until the Effective Time, the Company shall, and shall cause its Subsidiaries and each of their respective directors, officers, employees, agents, attorneys, accountants, investment bankers and other representatives (collectively, the "COMPANY REPRESENTATIVES"), to immediately cease all existing discussions, negotiations or other action with any other Person conducted heretofore with respect to any Acquisition Proposal. From the Agreement Date until the Effective Time, the Company shall not, and shall cause its Subsidiaries and each of the Company

Representatives not to, (i) solicit, initiate, facilitate or knowingly encourage, directly or indirectly, the making or submission of any Acquisition Proposal, (ii) enter into any letter of intent, agreement, arrangement or understanding with respect to any Acquisition Proposal, or agree to approve or endorse any Acquisition Proposal or enter into any agreement, arrangement or understanding that would require the Company to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement,
(iii) initiate or participate in any way in any discussions or negotiations with, or furnish or disclose any information to, any Person (other than the Parent or the Merger Subsidiary) in furtherance of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal, or (iv) facilitate or further in any other manner any inquiries or the making or submission of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal. Without limiting the foregoing, it is agreed that any violation of the foregoing restrictions by any Company Representative, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries, or otherwise, will be deemed to be a breach of this SECTION 5.7(A) by the Company.

         (b) Notwithstanding the restrictions set forth in SECTION 5.7(A), if at any time prior to obtaining the Company Stockholders Approval, the Company's Board of Directors receives a bona fide, unsolicited Acquisition Proposal (under circumstances in which there has not been a violation of SECTION 5.7(A)) and the Company's Board of Directors determines in good faith (after consulting with its financial advisor and outside legal counsel) that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Proposal (as such term is defined in subsection (h) below) and that failure to take such action permitted under this paragraph would result in a breach of its fiduciary duties to the Company Stockholders under applicable Laws, the Company may (or permit the Company Representatives), subject to providing Parent with the information required pursuant to subsection (c) below, (A) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement not less restrictive (including with respect to standstill provisions) on the other party than the confidentiality agreement between the Company and the Parent dated November 2, 2005 (the "CONFIDENTIALITY AGREEMENT"), and (B) participate in discussions or negotiations with the Person making such Acquisition Proposal.

         (c) The Company shall as promptly as practical, and in any event within forty-eight (48) hours, notify Parent of any Acquisition Proposal or of any request for information or inquiry that could reasonably be expected to lead to an Acquisition Proposal, which notification shall include a copy of the applicable Acquisition Proposal or a reasonably detailed written summary thereof, request or inquiry (or, if oral, a written copy of statement setting forth in reasonable detail the terms and conditions of such Acquisition Proposal, request or inquiry), including the identity of the third party making such Acquisition Proposal, request or inquiry. The Company shall keep the Parent advised on a reasonably current basis of the status and content of any discussions or negotiations involving any Acquisition Proposal, request or inquiry and shall promptly make available to the Parent any non-public information furnished to any third party in connection therewith that has not been previously provided to the Parent. The Company will notify the Parent in writing promptly after any determination by the Board of Directors of the Company that an Acquisition Proposal is, or would reasonably be likely to result in or lead to, a Superior Proposal.

         (d) Neither the Company's Board of Directors nor any committee thereof will withdraw, modify or change, or propose publicly to withdraw, modify or change, in a manner adverse to the Parent, the Merger Subsidiary or the transactions contemplated by this Agreement, the Company Recommendation, unless prior to obtaining the Company Stockholders Approval, (A) the Company's Board of Directors determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be a breach of its fiduciary duties to the Company Stockholders under applicable Laws, and (B) if such withdrawal, modification or public proposal is taken in response to a Superior Proposal, then unless the Company also first gives the Parent four (4) business days written notice of the material terms and provisions of such Superior Proposal, during which four (4) business day period the Company will and will cause the Company Representatives to negotiate in good faith with the Parent, so that the Parent may propose an amendment to this Agreement for the purpose of causing the Acquisition Proposal to no longer constitute a Superior Proposal. In the case of subclause (A) of the immediately preceding sentence, the Company may withdraw, modify or change its recommendation and shall give Parent prompt notification thereof. In the case of subclause (B) of the immediately preceding sentence, if at the end of such four (4) business day period, the Company's Board of Directors continues to believe in good faith, after receiving the advice of its financial advisors and outside legal counsel, that the Acquisition Proposal continues to be a Superior Proposal, and the Company has concurrently satisfied its obligations pursuant to SECTIONS 7.3 and 7.4, then the Company may withdraw, modify or change the Company Recommendation by written notice to the Parent and terminate this Agreement pursuant to SECTION 7.1(C)(II).

         (e) Unless the Company's Board of Directors has previously withdrawn or modified, or is concurrently withdrawing or modifying, the Company Recommendation in accordance with this section, the Company's Board of Directors shall not recommend any Acquisition Proposal to the Company Stockholders. Notwithstanding the foregoing, nothing contained in this Agreement shall prevent the Company's Board of Directors from complying with Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act with respect to any Acquisition Proposal or making any disclosure required by applicable Laws.

         (f) The Company shall not release nor permit the release of any Person from, or waive or permit the waiver of any provision of, and the Company shall use its reasonable efforts to enforce or cause to be enforced, any confidentiality, "standstill" or similar agreement to which any of the Company or any of its Subsidiaries is a party, unless the Company's Board of Directors determines in good faith (after consultation with outside legal counsel) that the failure to take such action would be a breach of its fiduciary duties to the Company Stockholders under applicable Laws; PROVIDED, HOWEVER, that the Company shall not release or permit the release from, or waiver or permit the waiver of any provision of any standstill or similar agreement the effect of which would be to permit such Person to effect a transaction without the approval of the Company's Board of Directors.

         (g) The term "ACQUISITION PROPOSAL" means an inquiry, proposal, indication of interest or offer relating to any (i) acquisition or sale of (1) 20% or more of the consolidated assets of the Company and its Subsidiaries, or
(2) 20% or more (in number or voting power) of the equity securities of the Company (or any of its Subsidiaries, as applicable), (ii) tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any Person beneficially owning 20% or more (in number or voting power) of the equity securities of the Company (or a Company Subsidiary as applicable), or (iii) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement or a merger involving only the Company and one or more of its wholly-owned Subsidiaries.

         (h) The term "SUPERIOR PROPOSAL" means a bona fide, written Acquisition Proposal that is (i) not received in violation of SECTION 5.7(A),
(ii) for at least a majority of the outstanding Company Common Stock or all or substantially all of the assets of the Company on a consolidated basis, (iii) fully financed or for which financing, to the extent required, is reasonably likely to be available and (iv) on terms that the Company's Board of Directors determines in good faith (A) would result in a transaction that is more favorable to the Company Stockholders from a financial point of view, than the transactions contemplated hereby, and (B) is reasonably capable of being completed according to its terms.

         SECTION 5.8 INDEMNIFICATION. (a) From and after the Effective Time, the Parent shall, and shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification, exculpation and advancement of expenses provisions in favor of the current or former directors, officers, employees or agents of the Company or any of its Subsidiaries or any other person who, at the request of the Company or any of its Subsidiaries, served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise (the "INDEMNIFIED PARTIES") under the constitutional documents of the Company and its Subsidiaries or any agreement between an Indemnified Party and the Company or any of its Subsidiaries in effect as of the Agreement Date. The certificate of incorporation and by-laws of the Surviving Corporation shall contain provisions with respect to indemnification, exculpation and advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the certificate of incorporation and by-laws of the Company in effect on the Agreement Date (and which shall expressly provide for advancement of expenses to former officers, directors, employees or agents subject only to delivery of an undertaking to repay such advanced expenses if the Indemnified Party is ultimately determined not to be entitled to indemnification), and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights of the Indemnified Parties thereunder.

         (b) For a period of six (6) years after the Closing Date, the Parent shall cause to be maintained in effect policies of directors and officers liability insurance and fiduciary liability insurance substantially equivalent in scope and amount of coverage (and on terms and conditions no less advantageous to the insureds) to the policies maintained by the Company as of the Agreement Date with respect to claims arising from or relating to actions or omissions, or alleged actions or omissions, occurring on or prior to the Effective Time. Notwithstanding the provisions of this section, the Parent shall not be obligated to make total annual premium payments with respect to such policies of insurance to the extent such premiums exceed two hundred percent (200%) of the last annual premium paid by the Company prior to the Agreement Date. If the annual premium costs necessary to maintain such insurance coverage exceed the foregoing amount, the Parent shall maintain as much comparable directors and officers liability insurance and fiduciary liability insurance reasonably obtainable for an annual premium not exceeding the foregoing amount. The Company represents that the amount of the last annual premium paid by the Company prior to the Agreement Date was the amount set forth on Section 5.8(b) of the Company Disclosure Letter.

         (c) The Parent shall cause the Surviving Corporation to honor the provisions of this SECTION 5.8.

         (d) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the Delaware Act or otherwise. Notwithstanding anything to the contrary contained in this Agreement or otherwise, the provisions of this SECTION 5.8 shall survive the consummation of the Merger, and each Indemnified Party will, for all purposes, be a third party beneficiary of the covenants and agreements contained in this
SECTION 5.8 and, accordingly, shall be treated as a party to this Agreement for purposes of the rights and remedies relating to enforcement of such covenants and agreements and shall be entitled to enforce any such rights and exercise any such remedies directly against the Parent and the Surviving Corporation.

         SECTION 5.9 PUBLIC ANNOUNCEMENTS. The initial press releases issued by each party announcing the Merger and the transactions contemplated by this Agreement shall be in a form that is mutually acceptable to the Parent and the Company. Thereafter, the Parent and the Company shall consult with one another before issuing any press releases or otherwise making any public announcements with respect to the transactions contemplated by this Agreement, and except as may be required by applicable Laws or by the rules and regulations of the New York Stock Exchange shall not issue any such press release or make any such announcement prior to such consultation, except that (a) the Parent and the Company shall agree on the content of the first announcement made to the Company's employees regarding the execution of this Agreement and the transactions contemplated hereby and (b) the Company may otherwise communicate with the Company's employees as it deems appropriate, PROVIDED THAT, in any formal communications with such employees, the Company shall not make any commitments to the employees that might reasonably be expected to be binding upon the Parent or the Surviving Corporation after the Closing.

         SECTION 5.10 FULL ACCESS. (a) Between the Agreement Date and the Effective Time, the Company shall, and shall cause its Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours and upon reasonable notice, to the officers, employees, agents, properties, books and records of the Company and its Subsidiaries; PROVIDED THAT, the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure without requiring the Company to pay any amount or waive any rights to obtain such consent; (ii) to disclose any information of the Company or any of its Subsidiaries subject to the attorney client privilege, PROVIDED THAT, the Company will nonetheless provide the Parent and its Representatives with appropriate information regarding the factual basis underlying any circumstances that resulted in the preparation of such privileged analyses;
(iii) to provide any information or access that the Company reasonably believes could violate applicable Laws; PROVIDED, FURTHER, that this SECTION 5.10 shall not obligate the Company to devote any material resources to create any information that does not already exist at the time of such request (other than to convert existing information from one medium to another, such as providing a printout of information that is sorted in a computer database).

         (b) The Parent shall hold, and shall cause its directors, officers, employees, agents and representatives to hold, all information provided to them pursuant to this SECTION 5.10 in confidence in accordance with the terms of the Confidentiality Agreement and, in the event of the termination of this Agreement for any reason, the Parent promptly shall return or destroy all such information in accordance with the terms of the Confidentiality Agreement.

         SECTION 5.11 ACTIONS REGARDING ANTITAKEOVER STATUTES. If Section 203 of the Delaware Act or any other potentially applicable anti-takeover or similar statute or regulation is or becomes applicable to the transactions contemplated by this Agreement, the Board of Directors of the Company shall grant such approvals and take such other actions as may be required so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms and conditions set forth in this Agreement.

         SECTION 5.12 CONTINUED BENEFITS PLANS. (a) The Parent shall, through the period beginning on the Closing Date and ending on December 31, 2007, cause or take such necessary action to cause the Company and its Subsidiaries to maintain for each person who is an employee of the Company immediately prior to the Closing (including each such person who is on vacation, temporary layoff, leave of absence, sick leave or short- or long-term disability) (each, a "CONTINUING EMPLOYEE") the wages, other compensation and benefits of the types provided to such Continuing Employees, that are not less favorable in the aggregate to such Continuing Employees than the wages, other compensation and benefits provided to them as in effect immediately prior to the Closing. Commencing on January 1, 2007, the Parent may satisfy its obligations under the preceding sentence by providing the Continuing Employees wages, other compensation and benefits on substantially the same basis and level as are provided to similarly situated employees of General Dynamics Network Systems, Inc. ("GDNS"); PROVIDED THAT, commencing on January 1, 2007, the Parent may in the ordinary course of business (i) add, delete or change providers of benefits,
(ii) change, increase or decrease co-payments, deductibles or other requirements for coverage or benefits (e.g., utilization review or pre-certification requirements), and/or (iii) make other changes in administration or changes in the design, coverage and benefits given, so long as the foregoing apply to all similarly situated employees of GDNS. The Parent shall take all necessary action so that, for all purposes under each employee benefit plan maintained by the Parent or any of its Subsidiaries or Affiliates in which Continuing Employees become eligible to participate upon or after the Closing, the Continuing Employees shall be given credit for all service with the Company and its Subsidiaries to the same extent as if such services had been rendered to the Parent or any of its Subsidiaries or Affiliates (but only to the extent that such credit does not create any duplication of benefits or benefit accruals under any Parent-sponsored defined benefit retirement or welfare plan). Notwithstanding the foregoing, Continuing Employees, will not be offered any Parent-sponsored defined benefit retirement plan, any Parent-provided post-employment benefits, such as retiree medical or retiree life or employee stock purchase plans.

         (b) The Parent shall, or shall cause the Company and its Subsidiaries to: (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare or fringe benefit plan in which such Continuing Employees may be eligible to participate after the Closing; and (ii) provide each Continuing Employee with credit under any general leave, welfare plan or fringe benefit plan in which such Continuing Employee becomes eligible to participate after the Closing for any co-payments and deductibles paid by such Continuing Employee for the then current plan year under the corresponding welfare or fringe benefit plan maintained by the Company or any of its Subsidiaries prior to the Closing.

         (c) Without limiting the application of the provisions of SECTION 5.12(A), Parent shall or shall cause the Company or its Subsidiaries to (i) honor and continue in effect in accordance with their terms any and all severance arrangements, agreements or policies of the Company and its Subsidiaries (which in the case of senior executive arrangements and agreements are set forth on the Company Disclosure Letter) as in effect on the Agreement Date and honor all commitments under those agreements whenever due, and (ii) honor, pay, perform and satisfy all liabilities and commitments, with respect to the annual incentive bonuses payable to any Continuing Employees for 2005 in accordance with the terms of the applicable bonus plans, programs and policies of the Company as in effect on the Agreement Date.

         (d) From and after the Closing Date, Parent assumes full responsibility for compliance with, as well as any liability which may exist under, the Workers Adjustment and Retraining Notification Act, P.L. 100-379, and any other similar state law on account of any Continuing Employee terminated after the Closing.

         SECTION 5.13 STANDSTILL PROVISIONS. The restrictions on the Parent and the Merger Subsidiary contained in Section 6A of the Confidentiality Agreement are hereby waived by the Company but only to the extent reasonably necessary to permit the Parent and the Merger Subsidiary to consummate the transactions contemplated by this Agreement and/or to comply with their obligations or exercise their legal remedies under this Agreement.

         SECTION 5.14 NOTIFICATION OF CERTAIN MATTERS; SUPPLEMENTAL DISCLOSURE. Each party shall give the other reasonably prompt notice upon learning of any event that is reasonably likely to cause any of the conditions set forth in ARTICLE VI not to be satisfied. The Company shall give prompt written notice to the Parent of the occurrence of any event that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect. Each of the Company, the Parent and the Merger Subsidiary agrees use their respective reasonable efforts to prevent or promptly remedy, (i) the occurrence or failure to occur or the impending or threatened occurrence or failure to occur, of any event which occurrence or failure to occur would be likely to cause any of its representations or warranties in this Agreement to be untrue or inaccurate in any material respect at any time from the Agreement Date to the Effective Time and (ii) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. Each party shall give prompt written notice to the other of any material development which would give rise to a failure of a condition set forth in ARTICLE VI. The delivery of any notice pursuant to this SECTION 5.14 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice nor be deemed to have amended any of the disclosures set forth in the Company Disclosure Letter, to have qualified the representations and warranties contained herein or to have cured any misrepresentation or breach of a representation or warranty that otherwise might have existed hereunder by reason of such material development. No disclosure after the Agreement Date of the untruth of any representation and warranty made in this Agreement will operate as a cure of any breach of the failure to disclose the information, nor any untrue representation or warranty made herein.

                                   ARTICLE VI
                  CONDITIONS TO THE CONSUMMATION OF THE MERGER

         SECTION 6.1 CONDITIONS TO THE OBLIGATIONS OF EACH PARTY. The respective obligation of each party to consummate the Merger and the other transactions contemplated hereby is subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived by the written agreement of the parties:

         (a)      the Company shall have obtained the Company Stockholders
Approval;

         (b) no order, decree, ruling, judgment or injunction will have been enacted, entered, promulgated or enforced by any Governmental Authority of competent jurisdiction making illegal or otherwise prohibiting the Merger and the consummation of the transactions contemplated by this Agreement substantially on the terms contemplated hereby, and continue to be in effect; and

         (c) all applicable waiting periods under the HSR Act will have expired or been terminated.

         SECTION 6.2 CONDITIONS TO THE OBLIGATION OF THE COMPANY. The obligations of the Company to consummate the Merger and the other transactions contemplated hereby, are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

         (a) the representations and warranties of the Parent and the Merger Subsidiary contained herein (which for purposes of this subparagraph shall be read as though none of them contained any Parent Material Adverse Effect or materiality qualification) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date (PROVIDED THAT, any representations and warranties made as of a specified date shall be required only to continue on the Closing Date to be true and correct as of such specified date), except for any failure of such representations and warranties to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect;

         (b) each of the Parent and the Merger Subsidiary shall have performed or complied with in all material respects all covenants and obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time; and

         (c) the Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by an executive officer of the Parent, certifying the satisfaction of the conditions set forth in subsections (a) and
(b) above.

         SECTION 6.3 CONDITIONS TO THE OBLIGATION OF THE PARENT AND THE MERGER SUBSIDIARY. The obligations of the Parent and the Merger Subsidiary to consummate the Merger and the other transactions contemplated hereby, are subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the
Parent:

         (a) the representations and warranties of the Company contained herein (which for purposes of this subparagraph shall be read as though none of them contained any Company Material Adverse Effect or materiality qualification) shall be true and correct in all respects as of the Closing Date with the same effect as though made as of the Closing Date (PROVIDED THAT, any representations and warranties made as of a specified date shall be required only to continue on the Closing Date to be true and correct as of such specified date), except for any failure of such representations and warranties to be true and correct that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect;

         (b) the Company shall have performed or complied with in all material respects all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time;

         (c) since the Agreement Date, there shall have been no Company Material Adverse Effect;

         (d) the Company shall have delivered to the Parent a certificate, dated the Closing Date and signed by an executive officer of the Company, certifying the satisfaction of the conditions set forth in subsections (a), (b) and (c) above; and

         (e) the Company shall have delivered an affidavit meeting the requirements of Code Section 1445(b)(3) and the regulations promulgated thereunder, certifying that either: (i) the Company is not and has not been a United States real property holding corporation (within the meaning of Code
Section 897(c)(2)) during the period described in Code Section 897(c)(1)(A)(ii); or (ii) as of the Effective Time, interests in the Company are not United States real property interests by reason of Code Section 897(c)(1)(B); and

         (f) Dissenting Shares, excluding any Dissenting Shares that are beneficially owned by any Specified Stockholders, do not exceed the Dissenting Share Limit. For purposes of this Agreement, the "DISSENTING SHARE LIMIT" shall mean the excess, if any, of (x) sixteen percent (16%) of the outstanding shares of Company Common Stock over (y) any portion of the Dissenting Shares that are beneficially owned by any of the Specified Stockholders (expressed as a percentage of the outstanding shares of Company Common Stock), PROVIDED THAT, if
(y) in the preceding clause is greater than or equal to 16%, then the Dissenting Shares shall be deemed to exceed the Dissenting Share Limit for purposes of this
SECTION 6.3(F) and SECTION 7.1(D)(IV). For purposes of this Agreement, "SPECIFIED STOCKHOLDERS" shall mean Frederick J. Iseman, Azimuth Technologies, L.P., Azimuth Tech. II LLC, Georgica (Azimuth Technologies), Inc., Georgica (Azimuth Technologies), L.P., Robert A. Ferris, Ferris Family 1987 Trust, Steven
M. Lefkowitz, SML Family Investors, LLC, Seymour L. Moskowitz or any of their respective Affiliates (as defined in Rule 12b-2 of the Exchange Act) and Associates (as defined in Rule 12b-2 of the Exchange Act).

         SECTION 6.4 FRUSTRATION OF CLOSING CONDITIONS. None of the Company, the Parent or the Merger Subsidiary may rely on the failure of any condition set forth in SECTIONS 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such party's material breach of this Agreement has been a principal cause of the failure of such condition to be satisfied.

                                   ARTICLE VII
                                   TERMINATION

         SECTION 7.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or, subject to the terms hereof, after the Company Stockholders Approval has been obtained:

         (a)      by mutual written agreement of the Parent and the Company;

         (b)      by either the Parent or the Company, if:

                  (i) the Closing has not occurred by April 30, 2006 (the "OUTSIDE DATE"); PROVIDED THAT, if all applicable waiting periods under the HSR Act have not expired or been terminated by such date, then the Company or the Parent may provide the other with a written election extending the Outside Date to July 31, 2006, and following such extension, the "Outside Date" for all purposes of this Agreement shall be July 31, 2006; FURTHER, PROVIDED, that the party seeking to terminate this Agreement pursuant to this subsection (b)(i) has not breached in any material respect its obligations under this Agreement in any manner that has been the principal cause of, or resulted in, the failure of the Closing to occur on or before such date;

                  (ii) (A) there are any Laws that prohibit or make the Merger illegal, or if an order, decree, ruling, judgment or injunction has been entered by a Governmental Authority of competent jurisdiction permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling, judgment or injunction has become final and non-appealable, and
(B) the party seeking to terminate this Agreement pursuant to this subsection
(b)(ii) has used its reasonable efforts to resist, resolve or remove such Laws, order, decree, ruling, judgment or injunction;

                  (iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholders Approval has not been obtained; unless such failure to obtain the Company Stockholders Approval is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; or

                 (iv) any one of the following shall have occurred; PROVIDED, HOWEVER, that the party seeking to terminate this Agreement pursuant to this subsection (b)(iv) has used reasonable efforts to resist, resolve or remove the impediments to the Closing set forth in subparagraphs (A), (B), and
(C) of this subsection (b)(iv):

                           (A)      the waiting period applicable to the
consummation of the Merger under the HSR Act shall not have expired or been terminated by the Outside Date;

                           (B)      any Governmental Authority files a complaint
or otherwise commences a proceeding seeking a judgment, injunction, order or decree enjoining the consummation of the Merger or restraining or prohibiting the operation of the business of the Parent or any of its Subsidiaries or the Company or any of its Subsidiaries after the Effective Time; or

                           (C)      the Parent receives notice that the United
States Federal Trade Commission has authorized its staff to file a complaint, or that the Assistant Attorney General or other appropriate official at the United States Department of Justice has authorized the staff of the Antitrust Division to seek a preliminary injunction, as the case may be, enjoining consummation of the Merger;

         (c)      by the Company:

                  (i) if (A) the representations and warranties of the Parent and/or the Merger Subsidiary contained in ARTICLE IV of this Agreement fail to be true and correct in any respect that causes a failure of the condition set forth in SECTION 6.2(A) or (B) the Parent or the Merger Subsidiary materially breaches or materially fails to perform its covenants and other agreements contained herein; PROVIDED THAT, in each of the foregoing clauses (A) and (B), such breach or failure cannot be or has not been cured in all material respects within twenty (20) days after the Company's written notice thereof to the Parent or the Merger Subsidiary; or

                  (ii) prior to obtaining the Company Stockholders Approval, if (A) the Board of Directors of the Company approves and authorizes the Company to enter into a definitive agreement providing for the implementation of a Superior Proposal, and (B) immediately following termination of this Agreement the Company enters into such definitive agreement; PROVIDED THAT, concurrent with the termination of this Agreement pursuant to this subsection and as a condition precedent thereof, the Company pays to the Parent the Company Termination Fee and Company Expense Reimbursement in accordance with SECTIONS
7.3 and 7.4;

         (d)      by the Parent if:

                  (i) (A) the representations and warranties of the Company contained in ARTICLE III of this Agreement fail to be true and correct in any respect that causes a failure of the conditions set forth in SECTION 6.3(A) of this Agreement, or (B) the Company materially breaches or materially fails to perform its covenants and other agreements contained herein; PROVIDED THAT, in each of the foregoing clauses (A) and (B), such breach or failure cannot be or has not been cured in all material respects within twenty (20) days after the Parent's written notice thereof to the Company;

                  (ii) (A) the Company's Board of Directors (or any committee thereof) withdraws or modifies in a manner adverse to the Parent the Company Recommendation; (B) the Company's Board of Directors fails to reconfirm the Company Recommendation within ten (10) business days after receipt of a request by Parent, PROVIDED THAT, any such request may be made only after notice of any of the following events (as any of the following events may occur from time to time): (1) the public announcement of the receipt by the Company of an Acquisition Proposal or any material change thereto; or (2) a public announcement of any transaction to acquire a material portion of the Company Common Stock by a Person other than the Merger Subsidiary, the Parent or any of their Affiliates;

                  (iii) the Company enters into a definitive agreement with respect to an Acquisition Proposal, or approves or recommends any Acquisition Proposal; or

                  (iv) Dissenting Shares, excluding any Dissenting Shares that are beneficially owned by any Specified Stockholders, exceed the Dissenting Share Limit (as calculated pursuant to SECTION 6.3(F)).

         SECTION 7.2 EFFECT OF TERMINATION. If any party terminates this Agreement pursuant to SECTION 7.1 above, all rights and obligations of the parties hereunder shall terminate without any liability of any party to any other party, except for any liability of any party then in breach, PROVIDED THAT
(i) the provisions of this SECTION 7.2, SECTIONS 7.3 and 7.4 and ARTICLE VIII of this Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing in this Agreement shall relieve any party from liability for any willful breach of this Agreement or willful failure to perform its obligations under this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with its terms.

         SECTION 7.3       FEES AND EXPENSES.

         (a) Except as set forth in this SECTION 7.3 and SECTION 7.4, all fees and expenses incurred in connection with the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

         (b) If this Agreement is validly terminated pursuant to SECTION 7.1(C)(II), then the Company shall (i) pay to the Parent a fee of $42,500,000 (the "COMPANY TERMINATION FEE") and (ii) reimburse up to an aggregate of $500,000 for the Parent's documented out-of-pocket expenses in connection with the transactions contemplated by this Agreement (the "COMPANY EXPENSE REIMBURSEMENT") at the time set forth in SECTION 7.4.

         (c) If this Agreement is validly terminated pursuant to SECTION 7.1(D)(II) or SECTION 7.1(D)(III), then the Company will pay to the Parent the Company Termination Fee and the Company Expense Reimbursement at the time set forth in SECTION 7.4.

         (d) If this Agreement is validly terminated pursuant to SECTION 7.1(B)(I), SECTION 7.1(B)(III), SECTION 7.1(D)(I) or SECTION 7.1(D)(IV), then if
(A) prior to such termination there exists an Acquisition Proposal (whether or not such offer or proposal has been rejected or has been withdrawn prior to the time of such termination) and (B) within twelve (12) months of such termination, the Company or any of its Subsidiaries accepts a written offer for, or otherwise enters into an agreement to consummate or consummates, an Acquisition Proposal then the Company shall pay to the Parent the Company Termination Fee and the Company Expense Reimbursement at the time set forth in SECTION 7.4. For purposes of the foregoing clause (d) only, references in the definition of the term "Acquisition Proposal" to the figure "20%" shall be deemed to be replaced by the figure "50%."

         (e) If this Agreement is validly terminated pursuant to SECTION 7.1(B)(IV), then the Parent will pay to the Company a fee of $42,500,000 (the "PARENT TERMINATION FEE") and (ii) reimburse up to an aggregate of $500,000 for the Company's documented out-of-pocket expenses in connection with the transactions contemplated by this Agreement (the "PARENT EXPENSE
REIMBURSEMENT"), at the time set forth in SECTION 7.4.

         SECTION 7.4       OTHER TERMINATION FEE AND EXPENSE REIMBURSEMENT
MATTERS.

         (a) The parties shall make all payments required by SECTION 7.3 by wire transfer of immediately available funds to an account designated by the receiving party in writing.

         (b) All Company Termination Fees and Parent Termination Fees (collectively, the "TERMINATION FEES") and all Parent Expense Reimbursement and Company Expense Reimbursement (collectively, the EXPENSE REIMBURSEMENTS") will be paid as follows:

                  (i) if payments are due pursuant to SECTION 7.3(B), then the Company Expense Reimbursement and the Company Termination Fee shall be paid to Parent by the Company concurrently with, and as a condition precedent to, such termination of this Agreement by the Company pursuant to SECTION 7.1(C)(II);

                  (ii) if payments are due pursuant to SECTION 7.3(C), then the Company Expense Reimbursement and the Company Termination Fee shall be paid to Parent by the Company within two (2) business days following such termination of this Agreement by the Parent;

                  (iii) if payments are to be made pursuant to SECTION 7.3(D), then the Company Expense Reimbursement and the Company Termination Fee shall be paid to Parent by the Company on the earlier of the date of the Company's entry into an agreement providing for, or consummating, an Acquisition Proposal; and

                  (iv) if payments are to be made pursuant to SECTION 7.3(E), then the Parent Expense Reimbursement and the Parent Termination Fee shall be paid to the Company by the Parent within two (2) business days following such termination of this Agreement.

         (c)      The parties agree that (i) the provisions of SECTIONS 7.3 and
7.4 are an integral part of the transactions contemplated by this Agreement,
(ii) the amount of, and basis for payment of, the Termination Fees and Expense Reimbursements are reasonable and appropriate in all respects, and (iii) without those provisions, the parties would not enter into this Agreement. Accordingly, if any party fails to pay in a timely manner a Termination Fee and/or Expense Reimbursement, and in order to obtain such payment, the other party makes a claim that results in a judgment for the amounts set forth in SECTION 7.3, the defaulting party shall pay to the other party its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount set forth in SECTION 7.3 at the rate announced by Bank of America, N.A. as its prime rate in effect on the date such payment was required to be made hereunder. Payment of the amounts described in
SECTION 7.3 will not be in lieu of damages incurred in the event of breach of this Agreement.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         SECTION 8.1 NONSURVIVAL OF REPRESENTATIONS. None of the representations and warranties contained in this Agreement or in any schedule, certificate, instrument or other writing delivered pursuant to this Agreement shall survive the Merger or the termination of this Agreement. This SECTION 8.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time and this ARTICLE VIII shall survive the Effective Time.

         SECTION 8.2 SPECIFIC PERFORMANCE. The parties agree that irreparable damage would occur and the non-breaching party could not be made whole by monetary damages in the event any of the provisions of this Agreement were not performed in accordance with their specific terms, and it is accordingly agreed that the parties shall be entitled to specific performance of the terms of this Agreement, without posting a bond or other security, this being in addition to any other remedy to which they are entitled hereunder, at law or in equity.

         SECTION 8.3 SUCCESSORS AND ASSIGNS. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement shall be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         SECTION 8.4 AMENDMENT. This Agreement may be amended in accordance with its terms by the execution and delivery of a written instrument by or on behalf of the Parent, the Merger Subsidiary and the Company at any time before or after the Company Stockholders Approval; PROVIDED THAT, after obtaining the Company Stockholders Approval, no amendment to this Agreement shall be made without the approval of the stockholders of the Company if and to the extent such approval is required under applicable Law or in accordance with the rules of any relevant stock exchange.

         SECTION 8.5 SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Laws, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Laws, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The parties hereto agree to replace any such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

         SECTION 8.6 EXTENSION OF TIME; WAIVER. Except as set forth elsewhere in this Agreement, at any time prior to the Effective Time, the parties may extend the time for performance of or waive compliance with any of the covenants, agreements or conditions of the other parties to this Agreement, and may waive any breach of the representations or warranties of such other parties. No agreement extending or waiving any provision of this Agreement shall be valid or binding unless it is in writing and is executed and delivered by or on behalf of the party against which it is sought to be enforced. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

         SECTION 8.7 COUNTERPARTS. This Agreement may be executed in two or more counterparts (whether by facsimile or otherwise), each of which shall be deemed an original, but all such counterparts taken together shall constitute one and the same Agreement.

         SECTION 8.8 DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement.

         SECTION 8.9 NOTICES. Any notice, request, instruction or other document to be given hereunder shall be sent in writing and delivered personally, sent by reputable, overnight courier service (charges prepaid), sent by registered or certified mail, postage prepaid, or by facsimile, according to the instructions set forth below. Such notices shall be deemed given: at the time delivered by hand, if personally delivered; one business day after being sent, if sent by reputable, overnight courier service; at the time received, if sent by registered or certified mail; and at the time when confirmation of successful transmission is received by the sending facsimile machine, if sent by facsimile.

         If to the Parent or the Merger            General Dynamics Corporation
         Subsidiary, to:                           2941 Fairview Park Drive, Suite 100
                                                   Falls Church, Virginia 22042-4513
                                                   Telephone:  (703) 876-3010
                                                   Facsimile:  (703) 876-3248
                                                   Attention:  David A. Savner,
                                                               Senior Vice President &
                                                               General Counsel

         with a copy (which shall not constitute   Jenner & Block LLP
         notice) to:                               One IBM Plaza
                                                   Chicago, Illinois  60611-7603
                                                   Telephone:  (312) 840-7213
                                                   Facsimile:  (312) 840-7313
                                                   Attention:  Thaddeus J. Malik, Esq.

         If to the Company, to:                    Anteon International Corporation
                                                   3211 Jermantown Road, Suite 700
                                                   Fairfax, Virginia  22030
                                                   Telephone:  (703) 246-0635
                                                   Facsimile:  (703) 246-0577
                                                   Attention:  Curtis L. Schehr,
                                                               Senior Vice President &
                                                               General Counsel

         with a copy (which shall not constitute   Paul, Weiss, Rifkind, Wharton & Garrison LLP
         notice) to:                               1285 Avenue of the Americas
                                                   New York, New York  10019
                                                   Telephone:  (212) 373-3000
                                                   Facsimile:  (212) 757-3990
                                                   Attention:  Carl L. Reisner, Esq.

or to such other address or to the attention of such other party that the recipient party has specified by prior written notice to the sending party in accordance with the preceding.

         SECTION 8.10 NO THIRD-PARTY BENEFICIARIES. Except as provided pursuant to SECTION 5.8, the terms and provisions of this Agreement will not confer third-party beneficiary rights or remedies upon any person or entity other than the parties hereto and their respective successors and permitted assigns. The provisions of SECTION 5.8 are intended to be for the benefit of, and shall be enforceable by, the Indemnified Parties and shall be binding on the Parent and the Surviving Corporation and their successors and assigns. In the event the Parent or the Surviving Corporation or one of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successors or assigns of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth in SECTION 5.8.

         SECTION 8.11 ENTIRE AGREEMENT. This Agreement, the Confidentiality Agreement, the Company Disclosure Letter and the other documents referred to herein collectively constitute the entire agreement among the parties and supersede any prior and contemporaneous understandings, agreements or representations by or among the parties, written or oral, that may have related in any way to the subject matter hereof.

         SECTION 8.12      CONSTRUCTION.  For purposes of this Agreement:

         (a) References to "applicable" Law or Laws with respect to a particular Person, thing or matter shall include only such Law or Laws as to which the Governmental Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter as determined under such Laws.

         (b) Whenever the context requires, the singular number shall include the plural, and vice versa, the masculine gender shall include the feminine and neuter genders, the feminine gender shall include the masculine and neuter genders, and the neuter gender shall include masculine and feminine genders.

         (c) The words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

         (d) Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections and Exhibits to this Agreement.

         (e) The terms "hereof," "hereunder," "herein" and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

         (f) As it relates to the Company, "knowledge" means the actual knowledge of the persons set forth in Section 8.12 of the Company Disclosure Letter with no further duty of inquiry.

         (g) Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties, and consequently, this Agreement shall be interpreted without reference to any rule or precept of Law to the effect that any ambiguity in a document be construed against the drafter.

         SECTION 8.13 CONSENT TO JURISDICTION. Each of the parties to this Agreement consents to submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or any federal court sitting in the State of Delaware, in any action or proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the action or proceeding may be heard and determined in any such court, and agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties to this Agreement agrees not to assert in any action or proceeding arising out of relating to this Agreement that the venue is improper, and waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

         SECTION 8.14 GOVERNING LAW. THIS AGREEMENT AND THE COMPANY DISCLOSURE LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY LAW OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED.

         SECTION 8.15 COMPANY DISCLOSURE LETTER. The Company Disclosure Letter is qualified in its entirety by reference to the specific provisions of this Agreement and nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any representation, warranty, agreement or covenant on the part of the Company. The inclusion of any matter, information, item or other disclosure set forth in any section of the Company Disclosure Letter shall not be deemed to constitute an admission of any liability of the Company to any third party or otherwise imply that such matter, information or item is material or creates a measure for materiality for purposes of this Agreement or is required to be disclosed under this Agreement. Each section of the Company Disclosure Letter, as the case may be, corresponds to the section of this Agreement to which it relates; PROVIDED THAT, disclosure of any fact or item in any section of the Company Disclosure Letter shall be deemed to be disclosed with respect to another paragraph or section whether or not a specific cross-reference thereto appears, to the extent it is reasonably apparent that such disclosure should apply to such paragraph or section. Certain matters have been disclosed in the Company Disclosure Letter for informational purposes only.

                                    * * * * *

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                       GENERAL DYNAMICS CORPORATION


                                       By:  /s/ Gerard J. DeMuro
                                          -------------------------------------
                                            Name: Gerard J. DeMuro
                                            Its:  Executive Vice President


                                       AVENGER ACQUISITION CORPORATION


                                       By:  /s/ Gerard J. DeMuro
                                          -------------------------------------
                                            Name:  Gerard J. DeMuro
                                            Its:   President


                                       ANTEON INTERNATIONAL CORPORATION


                                       By:  /s/ Joseph M. Kampf
                                          -------------------------------------
                                            Name: Joseph M. Kampf
                                            Its:  President and Chief Executive
                                                  Officer



                [Signature Page to Agreement and Plan of Merger]